Exhibit 10.1

Execution Version

Membership Interest Purchase Agreement

by and among

AudioEye, Inc.,

ADA Site Compliance, LLC,

The Sellers Listed on the Signature Pages Hereto

and

The Sellers’ Representative Named Herein

Dated as of September 27, 2024

i

ii

Section 8.14	Independence of Representations and Warranties	55
Section 8.15	No Recourse	55
Section 8.16	Waiver of Conflicts; Attorney-Client Communications	56
Section 8.17	Representative; Power of Attorney	57

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST AGREEMENT is made, entered into and effective as of September 27, 2024 (this “Agreement”), by and among (a) AudioEye, Inc., a Delaware corporation (the “Buyer”), (b) ADA Site Compliance, LLC, a Delaware limited liability company (the “Company”), (c) the sellers listed on the signature pages hereto (each, a “Seller” and, collectively, the “Sellers”) and (d) Scott Trachtenberg, in his capacity as the Sellers’ representative (in such capacity, the “Sellers’ Representative”). Capitalized terms that are used herein and not otherwise defined herein shall have the meaning set forth in Article I.

WHEREAS, the Sellers are the legal and beneficial owners of 100% of the issued and outstanding equity of the Company (the “Interests”);

WHEREAS, subject to the terms set forth in this Agreement, the Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, all of the Interests;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company will enter into an employment agreement with the individual listed on Schedule 1.1(a) of this Agreement (collectively, the “Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

Article I

Definitions

Section 1.1        Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“AAA” shall have the meaning set forth in Section 2.4(b).

“Accounting Firm” shall have the meaning set forth in Section 2.4(b).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” means any Contract or transaction listed or that should have been listed on Section 3.19 of the Disclosure Schedule.

“Aggregate Net Cash Closing Payment” shall have the meaning set forth in Section 2.2.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Basket” shall have the meaning set forth in Section 6.5(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or authorized to be closed in New York, New York.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.2.

“Buyer Specified Representations” shall have the meaning set forth in Section 7.1(a).

“Cap” shall have the meaning set forth in Section 7.6(a).

“Cash Balance” means, as of any date of determination, the cash and cash equivalent balance of the Company as of such date of determination, determined in accordance with GAAP and in a manner consistent with the terms set forth in Section 2.7, provided that the Cash Balance shall not include any Restricted Cash.

“Closing” shall have the meaning set forth in Section 2.5(a).

“Closing Cash” means the aggregate Cash Balance of the Company as of 11:59 p.m., New York City time, on the day immediately prior to the Closing Date and determined in accordance with the terms set forth in Section 2.7 hereof.

“Closing Date” shall have the meaning set forth in Section 2.5(a).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of 11:59 p.m., New York City time, on the day immediately prior to the Closing Date and determined in accordance with the terms set forth in Section 2.7 hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company IP Agreements” shall have the meaning set forth in Section 3.20(d).

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Transaction Expenses” shall have the meaning set forth in Section 2.5(b)(iv).

“Competing Business” means any (a) business or operations that the Company is engaged in or has engaged in the three (3) year period prior to the Closing Date, and (b) any business or operations that the Company has bona fide plans to engage in as of the Closing Date, including the researching, development, promotion, offer, sales or provision of products or services that make websites easier to use for individuals with disabilities, or that identify issues with or potential improvements to make websites easier to use for individuals with disabilities.

“Confidential Information” shall have the meaning set forth in Section 6.1.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between Buyer and the Company effective January 26, 2024, as the same may be amended, amended and restated, modified or supplemented from time to time.

“Contract” means any written or oral contract, agreement, commitment, franchise, indenture, lease, license or other binding written or oral arrangement or understanding.

“Debt Payoff Amount” shall have the meaning set forth in Section 2.5(b)(ii).

“Dispute Notice” shall have the meaning set forth in Section 2.6(b).

“Dispute Period” shall have the meaning set forth in Section 2.6(b).

“Employment Agreement” shall have the meaning set forth in the recitals.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability arising out of, based on or resulting from (a) the presence, release or threatened release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean any federal, state, provincial or local statute, regulation, ordinance, order, decree, or other requirement of Law (including common law), in all cases, whether domestic or foreign, relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or releases or threatened releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Interests” shall mean any shares of capital stock, membership interests, partnership interests or other equity interests, or any security or right that is convertible into or exercisable for any such shares of capital stock, membership interests, partnership interests or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each Person which, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b) or (c) of the Code and, for purposes of Section 302 of ERISA and/or Section 412, 2971, 2977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A., or another escrow agent mutually agreed by the Sellers’ Representative and the Buyer

“Escrow Agreement” means the escrow agreement by and among the Sellers’ Representative, the Buyer and the Escrow Agent, in the form attached hereto as Exhibit A.

“Estimated Closing Cash Balance” shall have the meaning set forth in Section 2.2(a).

“Estimated Closing Debt Amount” shall have the meaning set forth in Section 2.2(a).

“Estimated Net Working Capital Amount” shall have the meaning set forth in Section 2.2(a).

“Expiration Date” shall have the meaning set forth in Section 7.1(a).

“Final Closing Adjustment” shall have the meaning set forth in Section 2.6(d).

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.6(c).

“Final Closing Cash Amount” shall have the meaning set forth in Section 2.6(c).

“Final Closing Debt Amount” shall have the meaning set forth in Section 2.6(c).

“Final Net Working Capital Amount” shall have the meaning set forth in Section 2.6(c).

“Financial Statements” shall have the meaning set forth in Section 3.7(a).

“Fraud” means actual (and not constructive, negligent or equitable) common law fraud in connection with the representations and warranties made in this Agreement or the other Transaction Documents.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any federal, state, local or foreign government, or any agency, board, commission, court, tribunal, administrative body or instrumentality thereof.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Indebtedness” means, at any date and without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (ii) the principal portion of all leases of the Company required to be capitalized in accordance with GAAP, (iii) any obligations of the Company pursuant to any surety bond, performance bond or other guarantee of contractual obligations to the extent a claim has been made against such bond or obligation, (iv) all obligations of the Company relating to retention payments, change of control/transaction-related or similar bonuses and payments (including, for the avoidance of doubt, the amounts payable under or pursuant to any “phantom” equity or similar agreements), in each case which become payable as a result of the Closing (even if not paid or payable until after the Closing), together with any employer Taxes payable in connection therewith or arising therefrom, (v) all obligations of the Company in respect of severance or similar payments that are payable to any current or former employees of the Company that are or have been terminated prior to the Closing Date, together with any employer Taxes payable in connection therewith or arising therefrom, (vi) all accrued paid time off or similar obligations in respect of the employees of the Company, together with any employer Taxes payable in connection therewith or arising therefrom, for the period prior to the Closing Date, (vii) a pro rata portion of any annual, semi-annual, quarterly, monthly or other bonuses payable to any employees of the Company payable in respect of the fiscal year ending December 31, 2024, based on the number of days elapsed from January 1, 2024 through and including the Closing Date and a year of three hundred sixty five (365) days, together with any employer Taxes payable in connection therewith or arising therefrom, (viii) any federal, state, local or foreign income Taxes owing or accrued by the Company prior to the Closing Date, (ix) any customer deposits, (x) any indebtedness and liabilities and related costs or obligations of the Company under any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate or commodity hedging or swap agreements, (xi) letters of credit issued on behalf of the Company (excluding any undrawn letters of credit), (xii) obligations of the Company for deferred purchase price for property, equity interests, assets, or rights, or earnout or similar contingent payment obligations, (xiii) all of the Transaction Expenses incurred or payable by the Company, in each case to the extent not paid in full prior to the Closing Date, together (if applicable) with any employer Taxes payable in connection therewith or arising therefrom, (xiv) an amount equal to fifty percent (50%) of any deferred revenue of the Company existing or accrued as of the Closing Date, which 50% portion is estimated as of the date hereof to be $547,646.50 (xv) obligations of the type referred to in clauses (i) and (xiv) of any Persons for the payment of which the Company responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, and (xv) all obligations of the type referred to in clauses (i) through (xv) of any other Persons secured by any Lien on any property or asset of the Company; provided, however, that Indebtedness shall not include any amounts to the extent such amounts are included in Net Working Capital or Transaction Expenses (other than as contemplated by clause (xiii) of this definition).

“Indemnified Party” shall have the meaning set forth in Section 7.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.7(a).

“Indemnity Claim Notice” shall have the meaning set forth in Section 7.7(a).

“Indemnity Escrow Amount” means cash in the amount of $1,120,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited into escrow with the Escrow Agent pursuant to the Escrow Agreement.

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property” means all of the following owned, held for use, or used by the Company: (a) registered and unregistered trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, systems, processes, technology, software (including password unprotected interpretive code or Source Code, object code, development documentation, programming tools, drawings, specifications and data) all of which without regard to patentability, and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals, reexaminations or extensions; (c) information considered by the information-holder as trade secrets, including, as applicable, any financial, marketing and business data, data derived from customer engagements, pricing cost information, business and marketing plans, customer and supplier lists and information, and confidential information (including the right in any jurisdiction to limit the use or disclosure thereof) that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; (d) registered and unregistered copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto, except only (i) in such jurisdictions where such moral rights may not be waived under applicable Law by any Person (other than the Company) who possesses such moral rights and (ii) in any such case described in the immediately preceding clause (i), as such statutorily retained moral rights relate to or provide non-economic rights of attribution that may not be so waived; (e) database rights (common law and statutory) in non-copyrightable compilations of data; (f) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company’s Web sites; (g) rights under all agreements relating to the foregoing; (h) books and records pertaining to the foregoing; and (i) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” (or similar phrases) means the actual knowledge of each of the Sellers, in each case after reasonable inquiry.

“Latest Balance Sheet” shall have the meaning set forth in Section 3.7(a).

“Law” means any statute, code, rule, regulation, ordinance or other pronouncement of any Governmental Entity having the effect of law.

“Leased Real Property” shall have the meaning set forth in Section 3.16(a).

“Lenders” shall have the meaning set forth in Section 2.5(b).

“Licensed Software” shall have the meaning set forth in Section 3.20(g).

“Lien” means any lien, encumbrance, security interest, pledge, mortgage or restriction on transfer of title.

“Listed Intellectual Property” shall have the meaning set forth in Section 3.20(c).

“Loss” or “Losses” means any and all losses, liabilities, damages, penalties, fines and judgments (at equity or at Law), including amounts paid in settlement and reasonable attorneys’ fees and costs of investigation and enforcement of the indemnification rights hereunder, provided, however, that “Losses” shall not include (i) attorneys’ fees payable under any contingent fee arrangement and (ii) punitive or exemplary damages, except for punitive or exemplary damages actually incurred by third parties in connection with a Third Party Claim.

“Material Adverse Effect” means any change, development, occurrence or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of the Company, taken as a whole.

“Minimum Price” shall have the meaning set forth in Section 2.4(d).

“Net Working Capital” means an amount (whether positive or negative) equal to (a) all current assets of the Company (but excluding the Cash Balance) determined in accordance with the GAAP, less (b) all current liabilities of the Company (but excluding any amounts to the extent included in Indebtedness) determined in accordance with the GAAP, in each case, (i) determined as of 11:59 p.m., New York City time, on the day immediately prior to the Closing Date and in accordance with GAAP (except as expressly contemplated by the immediately following clause (ii)), and (ii) solely reflecting the categories and line items of current assets and current liabilities included in the calculations (including the calculation of Estimated Net Working Capital) set forth in Schedule 2.2(a) of this Agreement.

“Open Source Software” means any open source code, freeware, libraries or any source code subject to the GNU General Public License, Lesser General Public License, Mozilla Public License or any other open source or similar license or distribution model.

“Payoff Letters” shall have the meaning set forth in Section 2.5(c)(i)(I).

“Permitted Lien” means: (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, construction and other similar Liens arising or incurred in the ordinary course of business which, in each case, do not materially detract from the use or value of the property or asset subject thereto; (ii) Liens for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings in a timely manner and for which, if required by GAAP, appropriate reserves have been taken therefor; and (iii) statutory Liens of landlords for amounts not yet due and payable, which are being contested in good faith by appropriate proceedings in a timely manner and for which, if required by GAAP, appropriate reserves have been taken therefor, and (iii) Liens listed on Schedule 1.1(h) of this Agreement.

“Person” means an individual, an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Phantom Agreements” means the Letter Agreements of even date herewith between the Company, on the one hand, and each of the Company employees party to those phantom agreements listed on Schedule 2.5(c)(i)(I) of this Agreement.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefits plans, policies, programs or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect), whether formal or informal, oral or written, in each case sponsored, maintained, contributed or required to be contributed to by the Company or under which the Company has any current or potential liability or pursuant to which any employees of the Company are provided or otherwise derive benefits.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date (as determined pursuant to the next sentence) of any taxable period that begins on or before and ends after the Closing Date. In the case of any taxable period that begins on or before and ends after the Closing Date, (i) real, personal and intangible property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days during the taxable period up to and including the Closing Date and the denominator of which is the total number of days in the taxable period; and (ii) all other Taxes of The Company for the portion of the taxable period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Pre-Closing Taxes” means all Taxes of the Company for all Pre-Closing Tax Periods.

“Preliminary Cash Amount” shall have the meaning set forth in Section 2.6(a).

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 2.6(a).

“Preliminary Debt Amount” shall have the meaning set forth in Section 2.6(a).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.6(a).

“Preliminary Statement” shall have the meaning set forth in Section 2.6(a).

“Proceeding” means any claim, action, arbitration, mediation, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, any Governmental Entity or arbitrator or mediator.

“Promissory Note” shall have the meaning set forth in Section 2.2.

“Proprietary Software” shall have the meaning set forth in Section 3.20(g).

“Real Property Leases” shall have the meaning set forth in Section 3.16(a).

“Released Claims” shall have the meaning set forth in Section 6.4(a).

“Released Parties” shall have the meaning set forth in Section 6.4(a).

“Releasing Parties” shall have the meaning set forth in Section 6.4(a).

“Representatives” shall have the meaning set forth in Section 6.1.

“Restricted Cash” means any cash or cash equivalents of the Company that is subject to any legal or contractual restriction on the ability to freely transfer or use such cash or cash equivalent for any lawful purpose, including any such cash or cash equivalents utilized as a security or similar deposit.

“Restricted Period” shall have the meaning set forth in Section 6.5(a).

“Restricted Person” shall have the meaning set forth in Section 6.5(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 7.3.

“Seller Specified Representations” shall have the meaning set forth in Section 7.1(a).

“Significant Contracts” shall have the meaning set forth in Section 3.10(a).

“Significant Customer” shall have the meaning set forth in Section 3.10(a)(iv)(A).

“Significant Permits” shall have the meaning set forth in Section 3.12(a)

“Significant Vendor” shall have the meaning set forth in Section 3.10(a)(iv)(A).

“Software” shall have the meaning set forth in Section 3.20(h).

“Source Code” means, collectively, any copy, material portion or aspect of human-readable code corresponding to a programming language, or any material proprietary information or algorithm contained in or relating to such code, of any Intellectual Property owned by the Company or any other product or service marketed or currently proposed to be marketed by the Company, including but not limited to code comments, system documentation, statements or principles of operation, and schematics, all as necessary or useful for the effective understanding and use of the Source Code.

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned or held by the applicable Person or one or more subsidiaries of such Person.

“Target Net Working Capital Amount” means $400,000.

“Tax” means any foreign, federal, provincial, state, county, tribal or local income, sales or use, excise, franchise, real or personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, alternative, minimum, accumulated earnings, personal holding company, windfall profits, transfer, value added, registration, stamp, premium, ad valorem, occupancy, license, social security, workers’ compensation, estimated or other similar tax or withholding tax or other tax, duty, fee, escheat obligation, assessment or charge in the nature of or relating to a tax that is imposed, assessed or collected by any Governmental Entity, and any interest, penalties or additions related thereto.

“Tax Return” means any return, report, declaration, information return or other document required to be filed with any Governmental Entity with respect to Taxes, including any amendments thereof.

“Third Party Claim” means any claim, action, suit, proceeding or similar matter made or commenced by a Person that is not a party to this Agreement or an Affiliate thereof.

“Transaction Documents” means this Agreement, the Promissory Note, the Escrow Agreement, the Employment Agreement and all other documents, Contracts or instruments delivered by any party hereto in connection with the execution and delivery of this Agreement or any other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, provided, however, for purposes of Article VII, the term “Transaction Documents” shall exclude the Escrow Agreement and Employment Agreement.

“Transaction Expenses” shall mean all fees, costs and expenses (including all fees, costs and expenses of counsel to a party hereto and its Affiliates or any investment banker or financial advisor thereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, Transaction Expenses shall not include any amounts payable pursuant to the Phantom Agreements or the amount of any employer taxes payable in connection with any such payment pursuant to the Phantom Agreements. For the avoidance of doubt, Transaction Expenses shall not include any amounts to the extent such amounts are included in Net Working Capital or Indebtedness.

“Transfer Taxes” shall have the meaning set forth in Section 6.7(g).

Article II

Purchase and Sale; Earnout; Closing

Section 2.1        Purchase and Sale. Subject to the terms set forth in this Agreement and in reliance upon the representations, warranties, covenants and agreements of the parties set forth herein, at the Closing, the Buyer shall purchase from the Sellers, and the Sellers shall sell to the Buyer, all of the Interests owned by each such Seller, with all such Interests being sold to the Buyer free and clear of all Liens and representing one hundred percent (100%) of the issued and outstanding equity interests of the Company.

Section 2.2        Closing Date Consideration.

(a)            Prior to the Closing, the Sellers have delivered to the Buyer a schedule, a copy of which is attached to Schedule 2.2(a) of this Agreement which sets forth the Sellers’ good faith estimate of (i) the Net Working Capital (the “Estimated Net Working Capital Amount”), (ii) the Closing Indebtedness (the “Estimated Closing Debt Amount”), and (iii) the Closing Cash (the “Estimated Closing Cash Balance”).

(b)            Subject to the terms set forth in this Agreement, on the Closing Date and in consideration for the sale of the Interests by the Sellers to the Buyer pursuant to Section 2.1, the Buyer shall pay or deliver, as applicable, to the accounts designated by the Sellers the following: (i) an aggregate amount in cash equal to $1,902,856.56, representing $4,000,000, minus the Estimated Closing Debt Amount, plus the Estimated Closing Cash Balance, minus the Indemnity Escrow Amount, minus the Expense Fund, minus the amount by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount (the amount computed pursuant to this clause (i), the “Aggregate Net Cash Closing Payment”), and (ii) unsecured promissory notes made by the Buyer in favor of each of the Sellers in the aggregate principal amount of $2,400,000 (the “Promissory Note”).

Section 2.3        Payments to Sellers. Any payments made by or on behalf of Buyer to the Sellers under the terms of this Agreement, including pursuant to Section 2.2(b) and Section 2.4 (for clarity, in the case of Section 2.4, net of any Additional Phantom Payments, to the extent applicable), shall be paid in the proportions and to the accounts set forth on Schedule 2.5(b)(i) of this Agreement (with respect to each Seller, such proportion is sometimes referred to herein as the “Pro Rata Share” thereof). The Sellers acknowledge and agree that the Buyer shall be entitled to rely upon the information set forth on Schedule 2.5(b)(i) of this Agreement and that the Sellers shall have no claim against the Buyer or any Affiliate or representative of Buyer for any payments calculated and/or made pursuant to the terms of this Agreement in accordance with the information set forth on such schedule.

Section 2.4        Earnout.

(a)            Subject to the terms and conditions of this Section 2.4, the Buyer may become obligated to pay an Earn-Out Payment to Sellers as provided in Schedule 2.4 of this Agreement (the “Earnout Principles”). The Earnout Principles are hereby incorporated by reference into this Agreement and shall be deemed to be included in and a part of this Agreement.

(b)            Not less than ninety (90) days following the Earnout Date (as defined in the Earnout Principles), the Buyer shall prepare and deliver to the Sellers’ Representative a statement (an “Earnout Statement”) that sets forth in reasonable detail its calculation of the Target Revenue Percentages (as defined in the Earnout Principles) for the Earnout Period. In the event Scott Trachtenberg (i) dies during the Earnout Period, or (ii) is no longer employed by the Buyer during the Earnout Period then, in the case of clause (i), Barry Schwartz, and, in the case of clause (ii), the Sellers’ Representative, shall, as applicable, be permitted reasonable access during normal business hours upon reasonable advance notice to review the Company’s books and records relating to the determination of the Earnout, subject to the proviso in the following sentence. Sellers’ Representative and its accountants shall be permitted reasonable access during normal business hours upon reasonable advance notice to review the Company’s books and records used in the preparation of the Earnout Statement, provided that the Sellers’ Representative and its accountants shall not have access to any such books or records if the provision thereof would, in the good faith judgment of the Buyer, (i) result in the loss of, or jeopardize, the attorney-client, attorney work product or any other similar legal privilege, (ii) result in a breach of the terms and conditions of any Contract to which the Company or any Affiliate thereof is a party or otherwise bound, or (iii) violate applicable Law. If the Sellers’ Representative has any objections to any Earnout Statement, the Sellers’ Representative shall deliver to the Buyer a written statement setting forth its objections thereto (an “Earnout Objections Statement”) with reasonable supporting detail as to any such disputed items. If an Earnout Objections Statement is not delivered to the Buyer within thirty (30) days after delivery of the Earnout Statement to the Sellers’ Representative, such Earnout Statement shall be final, binding and non-appealable on the parties hereto and all other Persons. If an Earnout Objections Statement is timely delivered, the Sellers’ Representative and the Buyer shall negotiate in good faith to resolve any such objections set forth therein, but if they do not reach a final resolution within thirty (30) days after the delivery of such Earnout Objections Statement, the Sellers’ Representative and the Buyer shall submit such dispute to an independent regionally recognized public accounting firm agreed upon by Buyer and Sellers’ Representative in writing (who shall not have any material relationship with the Sellers or Buyer or its Subsidiaries) (the “Accounting Firm”), provided that if the Sellers’ Representative and the Buyer cannot agree upon the Accounting Firm promptly following the end of the thirty (30) day period after the delivery of an Earnout Objections Statement, either one of them may request that the New York City office of the American Arbitration Association (the “AAA”) select the Accounting Firm (who shall not have any material relationship with the Sellers or the Buyer or its Subsidiaries). The Accounting Firm shall make a determination of any matters submitted to it pursuant to the terms hereof, and any such determination made by the Accounting Firm shall be final, conclusive and binding on all parties hereto and all other Persons. The parties will cooperate with the Accounting Firm during the term of its engagement, including by providing or causing to be provided to the Accounting Firm such information or documentation as the Accounting Firm may reasonably request If the Accounting Firm is engaged pursuant to the terms hereof, the parties shall enter into a customary engagement letter with such Accounting Firm, and the Sellers, on the one hand, and the Buyer, on the other hand, shall each agree to pay one-half of the fees and expenses of such Accounting Firm (and, if applicable, the AAA).

(c)            No later than the date that is ten (10) Business Days following the final and conclusive determination of the Target Revenue Percentages for the Earnout Period pursuant to Section 2.4(b) hereof, if such Target Revenue Percentages shall exceed the thresholds for the making of any payment in respect of such Earnout Period pursuant to the Earnout Principles, and subject to the terms set forth in this Agreement (including the terms set forth in Article VI hereof), the Buyer shall pay, or cause to be paid, to the Sellers the amount required to be paid by the Buyer to the Sellers pursuant to Section 2.4(a) hereof, such payment to be made by wire transfer of immediately available funds to such account or accounts as the Sellers may designate to the Buyer in writing, such payments to be made to each Seller based on the Pro Rata Share thereof. The right of the Sellers to receive any payment pursuant to the Earnout Principles is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon the Sellers only the rights of a general unsecured creditor of the Buyer under applicable Law), (ii) will not be represented by any form of certificate or instrument, (iii) does not give the Sellers’ Representative, the Sellers or any other Person any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Buyer’s equity securities, and (iv) is not redeemable.

(d)            After the Closing Date, the Buyer shall: (i) cause the Company to maintain books and records for the Company in a manner intended to enable the Buyer to accurately determine the amount of Target Revenue Percentages during the Earnout Period, and (ii) not, directly or indirectly, take any action in bad faith for the purpose of circumventing or reducing the Earn-Out Payment.

(e)            All amounts paid by the Buyer pursuant to Section 2.4(a) shall be treated by the parties as an adjustment to the purchase price paid by the Buyer hereunder in respect of the Interests acquired pursuant to the terms hereof.

(f)             For the avoidance of doubt, the obligation of Buyer to make any payments pursuant to Section 2.4 shall not be contingent or conditioned upon the continuing employment or service of any Person (including the Sellers).

Section 2.5        Closing.

(a)            The closing of the transactions contemplated by this Agreement (the “Closing”) shall be conducted telephonically and through the mutual exchange via facsimile or other electronic means of executed copies of this Agreement and the other Transaction Documents on the date hereof, or in such other manner as the Buyer and the Sellers may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b)            On the Closing Date:

(i)               Pursuant to the terms set forth in Section 2.2, the Buyer shall pay, or cause to be paid the Aggregate Net Cash Closing Payment, to the Sellers in the amount set forth opposite the name of such Seller on Schedule 2.5(b)(i) of this Agreement (the aggregate amount set forth opposite the names of the Sellers on Schedule 2.5(b)(i) of this Agreement being equal to the Aggregate Net Cash Closing Payment), such amounts to be paid by wire transfer of immediately available funds to the accounts of such Sellers specified in Schedule 2.5(b)(i) of this Agreement;

(ii)              The Buyer shall pay, or cause to be paid, to each of the Persons whose names are set forth on Schedule 2.5(b)(ii) of this Agreement (collectively, the “Lenders”) the amounts set forth opposite the names of such Persons on Schedule 2.5(b)(ii) of this Agreement (the aggregate amount set forth opposite the names of all such Persons on Schedule 2.5(b)(ii) of this Agreement, the “Debt Payoff Amount”), such amounts to be paid by wire transfer of immediately available funds to the account of such Persons specified in the Payoff Letters;

(iii)             The Buyer shall deposit, or cause to be deposited, with the Escrow Agent an amount in cash equal to the Indemnity Escrow Amount. The Indemnity Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and shall be released in accordance with the terms of this Agreement and the Escrow Agreement. The Indemnity Escrow Amount will be available to satisfy any amounts owed by the Sellers to the Buyer in accordance with Article VII and the terms of this Agreement and the Escrow Agreement;

(iv)             The Buyer shall pay, or cause to be paid, the Transaction Expenses of the Company to each of the Persons whose names are set forth on Schedule 2.5(b)(iv) of this Agreement the amounts set forth opposite the names of such Persons on Schedule 2.5(b)(iv) of this Agreement (the aggregate amount set forth opposite the names of all such Persons on Schedule 2.5(b)(iv) of this Agreement, the “Company Transaction Expenses”), such amounts to be paid by wire transfer of immediately available funds to the account of such Persons set forth on Schedule 2.5(b)(iv) of this Agreement; and

(v)              The Buyer shall pay, or cause to be paid to the Sellers’ Representative the Expense Fund Amount in accordance with Section 8.17(c) hereof.

(c)            In addition to the funds to be paid pursuant to Section 2.5(b) or any other documents required to be executed and delivered by any Person pursuant to any other provision of this Agreement, at the Closing:

(i)               The Sellers shall execute and deliver, or cause to be executed and delivered to the Buyer, counterpart signature pages to each of the following documents:

(A)            payoff letters, duly executed by each Lender, pursuant to which such Lender shall agree that, subject to the receipt of the applicable amount in respect of such Lender set forth on Schedule 2.5(b)(ii) of this Agreement, any and all obligations or liabilities of the Company in respect of any Indebtedness owed by the Company to such Lender, and any and all Liens on any assets, properties or rights held by such Lender securing such Indebtedness, shall (in each case) be terminated and extinguished and cease to be of any further force or effect, which payoff letters must be in form and substance reasonably satisfactory to the Buyer (collectively, the “Payoff Letters”);

(B)           the Employment Agreement, duly executed by all parties thereto other than the Buyer or Affiliate thereof party thereto;

(C)           the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent;

(D)           invoices evidencing any and all of the Company Transaction Expenses and confirmation from each issuer of any such invoice that the amounts reflected as due and owing thereon represent any and all amounts payable to such Person by the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents;

(E)           written evidence, in form and substance reasonably satisfactory to the Buyer of the termination of all Affiliate Agreements other than the Transaction Documents and the other Affiliate Agreements (if any) listed on Schedule 2.5(c)(i)(E) of this Agreement, it being agreed (unless otherwise requested by the Buyer) that the release contained in Section 6.4 hereof shall satisfy the requirements of this clause (E);

(F)           (I) a true and complete copy of the resolutions adopted by the Manager of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and (II) a certificate of an officer of the Company certifying as to the adoption and effectiveness of the resolutions referred to in the immediately preceding clause (I);

(G)           (I) a true and complete copy of the limited liability company operating agreement, together with any amendments, supplements or modifications thereof, as in effect immediately prior to the Closing Date, (II) a certificate of an officer of the Company certifying as to the authenticity and effectiveness of the document referred to in the immediately preceding clause (I), and (III) a certificate of good standing from a governmental official of the jurisdiction of organization of the Company dated not more than fifteen (15) days prior to the Closing Date;

(H)          Reserved;

(I)            written evidence, in form and substance reasonably satisfactory to the Buyer of the termination of the phantom unit agreements listed on Schedule 2.5(c)(i)(I) of this Agreement, and

(J)            a duly completed and executed Form W-9 with respect to each Seller.

(ii)              The Buyer shall execute and deliver, or cause to be executed and delivered to the Sellers, counterpart signature pages to each of the following documents:

(A)          the Promissory Note, duly executed by the Buyer;

(B)          the Employment Agreement, duly executed by Buyer;

(C)            the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

(D)            (I) a true and complete copy of the resolutions adopted by the Board of Directors and shareholders of the Buyer authorizing the execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and (II) a certificate of an officer of the Buyer certifying as to the adoption and effectiveness of the resolutions referred to in the immediately preceding clause (I);

Section 2.6        Purchase Price Adjustments.

(a)            Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative the following (collectively, the “Preliminary Statement”): (i) an unaudited balance sheet of the Company as of 11:59 p.m., New York City time, on the day immediately prior to the Closing Date (the “Preliminary Closing Balance Sheet”), prepared by the Buyer in good faith in accordance with the terms set forth in Section 2.7; (ii) a calculation by the Buyer of the Net Working Capital, determined in good faith in accordance with the terms set forth in Section 2.7 (the “Preliminary Net Working Capital”); (iii) a calculation by the Buyer of the Closing Indebtedness, determined in good faith in accordance with the terms set forth in Section 2.7 (the “Preliminary Debt Amount”); and (iv) a calculation by the Buyer of the Closing Cash, determined in good faith in accordance with the terms set forth in Section 2.7 (the “Preliminary Cash Amount”).

(b)            The Sellers’ Representative shall have thirty (30) days following receipt of the Preliminary Statement to review the Preliminary Closing Balance Sheet (the “Dispute Period”) and the calculations of the Preliminary Net Working Capital, the Preliminary Debt Amount and the Preliminary Cash Amount, and to notify the Buyer in writing if it disputes any aspect of the Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Debt Amount or the Preliminary Cash Amount set forth in the Preliminary Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail, including without limitation the dollar amount of each disagreement and supporting documentation for each disagreement. If the Sellers’ Representative shall fail to deliver a Dispute Notice on or prior to the last day of the Dispute Period, the Sellers’ Representative (and the Sellers) shall be deemed to have approved and accepted the Preliminary Statement and the calculations and amount of the Preliminary Net Working Capital, the Preliminary Debt Amount and the Preliminary Cash Amount set forth therein. In connection with the Sellers’ Representative’s review of the Preliminary Statement, the Buyer shall permit, and shall cause its Affiliates to permit, the Sellers’ Representative and its accountants and representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules and other documents prepared by the Buyer in connection with its preparation of the Preliminary Closing Balance Sheet and/or its calculation of the Preliminary Net Working Capital, the Preliminary Debt Amount and the Preliminary Cash Amount; provided, however, that the Buyer shall not be required to provide, or cause to be provided, any relevant work papers, schedules or other documents if the provision thereof would be reasonably likely to jeopardize the attorney-client privilege or violate applicable Law or breach the terms of any Contract to which the Buyer or any Subsidiary thereof (including the Company) is party or bound.

(c)            In the event that the Sellers’ Representative shall deliver a valid and timely Dispute Notice to the Buyer, the Buyer and the Sellers’ Representative shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Debt Amount and/or the Preliminary Cash Amount shall be made in accordance with the agreement of the Buyer and the Sellers’ Representative, then the Buyer and Sellers’ Representative shall set forth any such agreement in writing. In connection with the Buyer’s review of the Dispute Notice, the Buyer shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules and other documents prepared by the Sellers’ Representative in connection with the Sellers’ Representative’s preparation of the Dispute Notice; provided, however, that the Sellers’ Representative shall not be required to provide, or cause to be provided, any relevant work papers, schedules or other documents if the provision thereof would be reasonably likely to jeopardize the attorney-client privilege or violate applicable Law or breach the terms of any Contract to which the Sellers’ Representative is party or bound. If the Buyer and the Sellers’ Representative are unable to resolve any such dispute within twenty (20) Business Days (or such longer period as Buyer and Sellers’ Representative shall mutually agree in writing) of the Sellers’ Representative’s delivery of such Dispute Notice, the Buyer and the Sellers’ Representative shall promptly submit to the Accounting Firm for resolution any items remaining in dispute, and any determination of the Accounting Firm shall be final and binding on the parties, it being agreed that the terms applicable to the selection of the Accounting Firm shall be those set forth in Section 2.4(b), which shall apply mutatis mutandis. The Buyer and the Sellers’ Representative agree to enter into a customary engagement letter with the Accounting Firm (and shall provide customary indemnification thereto, if so requested by the Accounting Firm), and any fees, costs or expenses of the Accounting Firm (and the AAA if engaged in connection with the selection of the Accounting Firm) in respect of its services as contemplated by this Section 2.6 shall be borne fifty percent (50%) by the Sellers (and ratably among the Sellers based on their respective Pro Rata Share) and fifty percent (50%) by the Buyer. The Accounting Firm shall be instructed to use commercially reasonable efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of submission of the Preliminary Closing Balance Sheet, the Preliminary Statement and the Dispute Notice and, in any case, as promptly as practicable after such submission. In resolving any disputed item, the Accounting Firm (i) shall be bound by the provisions of this Section 2.6 and any other relevant provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Sellers’ Representative or less than the smallest value for such item claimed by either the Buyer or the Sellers’ Representative. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the calculation of the Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Debt Amount and the Preliminary Cash Amount was done in accordance with this Section 2.6, and whether there were mathematical errors in such calculation, and the Accounting Firm is not to make any other determination. In connection with the Accounting Firm’s consideration of the dispute submitted to it, each party hereto shall permit, and cause its Affiliates to permit, the Accounting Firm and its representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules and other documents prepared by such party in connection with its preparation of the Preliminary Closing Balance Sheet, the Preliminary Statement and/or the Dispute Notice, as the case may be, and to any other information which the Accounting Firm reasonably requests; provided, however, that no party or any Affiliate thereof shall be required to provide, or cause to be provided, any relevant work papers, schedules or other documents if the provision thereof would be reasonably likely to jeopardize the attorney-client privilege or violate applicable Law or breach the terms of any Contract to which such party or any Affiliate thereof (including the Company) is party or bound. The Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Debt Amount and the Preliminary Cash Amount, (i) if no Dispute Notice has been timely delivered by the Sellers’ Representative, as originally submitted and calculated by Buyer, or (ii) if a Dispute Notice has been timely delivered by Sellers’ Representative, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.6 (whether by mutual written agreement of the Buyer and the Sellers’ Representative, or by the determination of the Accounting Firm), is referred to herein, respectively, as the “Final Closing Balance Sheet,” the “Final Net Working Capital Amount” and the “Final Closing Debt Amount” and “Final Closing Cash Amount.”

(d)            The Aggregate Net Cash Closing Payment shall be adjusted as follows (and the aggregate amount of the net increase or decrease, as the case may be, to the Aggregate Net Cash Closing Payment effected pursuant to the immediately following clauses (i), (ii) and (iii) is referred to as the “Final Closing Adjustment”):

(i)               (A) if the Final Net Working Capital Amount exceeds Estimated Net Working Capital Amount, increased by the amount of such excess, or (B) if the Estimated Net Working Capital Amount exceeds the Final Net Working Capital Amount, decreased by the amount of such excess;

(ii)              (A) if the Estimated Closing Debt Amount exceeds the Final Closing Debt Amount, increased by the amount of such excess, or (B) if the Final Closing Debt Amount exceeds the Estimated Closing Debt Amount, decreased by the amount of such excess; and

(iii)             (A) if the Final Closing Cash Amount exceeds the Estimated Closing Cash Balance, increased by the amount of such excess, or (B) if the Estimated Closing Cash Balance exceeds the Final Closing Cash Amount, decreased by the amount of such excess.

(e)            Subject to the terms of this Agreement, after the determination of the Final Closing Adjustment pursuant to this Section 2.6:

(i)               if the Aggregate Net Cash Closing Payment shall be increased, then the Buyer shall promptly (but in no event more than five (5) Business Days after the determination of the Final Closing Adjustment) pay to the Sellers the amount of the Final Closing Adjustment by wire transfer of immediately available funds to an account designated by each such Seller, with each Seller being entitled to receive an amount equal to the amount of such increase multiplied by the Pro Rata Share thereof; and

(ii)              if the Aggregate Net Cash Closing Payment shall be decreased, then the aggregate principal amount outstanding under the Promissory Note shall, automatically and without any further action by any Person, be decreased by the amount of the decrease to the Aggregate Net Cash Closing Payment, and if the amount of the decrease of the Aggregate Net Cash Closing Payment shall exceed such aggregate principal amount outstanding under the Promissory Note, then, at the option of the Buyer, the Buyer may recover any such excess directly from the Sellers (with each Seller being responsible for its Pro Rata Share thereof), from the Indemnity Escrow Fund and/or by reducing any amounts that may become payable to the Sellers pursuant to Section 2.4 hereof.

(f)            The parties acknowledge that the payments contemplated by this Section 2.6 are intended by the parties to be treated as part of the Aggregate Net Cash Closing Payment and the parties will treat any such payment as an adjustment to the Aggregate Net Cash Closing Payment for Tax and financial reporting purposes. The Buyer and the Seller agree not to take any position, including, without limitation, for federal, state, foreign or local Tax purposes, that is inconsistent with the intent expressed in this Section 2.6(f).

Section 2.7        Accounting Principles. The Preliminary Statement, any Dispute Notice delivered hereunder and any and all computations of Net Working Capital, Closing Indebtedness and Closing Cash shall be prepared in accordance with GAAP applied using the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied in preparing the schedule attached to Schedule 2.2(a) of this Agreement

Section 2.8        Withholding. Buyer will be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required under applicable Law to be deducted and withheld with respect to Taxes; provided that Buyer shall provide Sellers with reasonable notice of any proposed withholding by Buyer prior to making such withholding and the parties shall use commercially reasonable efforts to minimize or eliminate such withholdings. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III

Representations and Warranties of the SELLERS AS TO THE Company

Subject to the terms set forth in Section 8.8, except as set forth in the Disclosure Schedule, the Sellers hereby represent and warrant to the Buyer that:

Section 3.1        Organization and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is qualified to transact business as a foreign company and is in good standing under the Laws of each jurisdiction where the nature of its properties or the conduct of its business as now conducted requires such qualification, except where the failure to be so qualified does not have a Material Adverse Effect. True, accurate, and complete copies of the organizational documents of the Company as of the date of this Agreement have been provided to the Buyer.

Section 3.2        Power and Authority; Enforceability. The Sellers and the Company have the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it or they are a party, to perform its or their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. In the case of the Company, all limited liability company actions required to be taken by the Company to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder have been duly and properly taken. Upon the execution and delivery of this Agreement and the other Transaction Documents to which the Sellers and/or the Company, as applicable, is a party, and assuming the proper execution of all other parties thereto (other than the Sellers and the Company), this Agreement and such other Transaction Documents shall constitute the valid and binding obligation of the Sellers and the Company enforceable against the Sellers and the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3        Consents and Approvals. Except with respect to filings made in connection with exemptions from registration under state and federal securities Laws, the sale of the Interests and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents do not and will not require any consent, approval or authorization of, or filing, registration or qualification with, any Governmental Entity or other Person or the vote, consent or approval in any manner of any holder of any equity or other securities of the Company (other than any such vote, consent or approval of the Sellers, as the members of the Company, which has been provided prior to the execution and delivery of this Agreement) as a condition to the execution and delivery of this Agreement or any other Transaction Document by the Sellers or the Company, the performance by the Sellers or the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

Section 3.4        No Conflict. After giving effect to any consents or other actions taken prior to or concurrently with the Closing (with a complete and correct list of all such consents or other actions so taken being listed on Schedule 2.5(c)(i)(H) of this Agreement), the execution and delivery of this Agreement and the other applicable Transaction Documents by the Sellers and the Company did not and does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or conflict with any provision of the certificate of formation, bylaws or other organizational documents of the Company, (ii) violate any provision of any Law, or any order, judgment or decree of any court or other Governmental Entity applicable to the Sellers, the Company, or any of their assets or properties, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any material obligation of (A) the Sellers under any material Contract to which any Seller is a party or otherwise bound or (B) the Company under any Significant Contract, (iv) result in the cancellation, modification, revocation or suspension of any material license or material permit held by the Company, or (v) result in the creation or incurrence of any Lien on any assets, properties or rights of the Company, or any of the Interests.

Section 3.5        Subsidiaries. The Company does not have and, except as set forth on Section 3.5 of the Disclosure Schedule, has never had any Subsidiaries.

Section 3.6        Capitalization of the Company; Indebtedness.

(a)            The issued and outstanding equity of the Company consists of 75,240 Class A membership interests and 4,760 Class B membership interests. Except as set forth on Schedule 3.6 to the Disclosure Schedule, the Company has never had and immediately prior to the Closing does not have any rights, options or warrants outstanding or other agreements or arrangements (contingent or otherwise), in each case, pursuant to which any Person has the right to acquire (contingently or otherwise), or obligating the Company or the Sellers or any other Person to issue, grant or transfer (contingently or otherwise), any equity interests in the Company or rights to acquire any equity interests in the foregoing. The Interests are owned, beneficially and of record, solely by the Sellers free and clear of all Liens. All outstanding Interests (i) have been duly authorized and validly issued and are fully paid, (ii) are not subject to and were not issued in violation of any preemptive rights or similar rights created by statute or organizational documents of the Company or any Contract to which the Company is a party or otherwise bound, and (iii) were issued in compliance in all material respects with applicable state and federal securities Laws or exemptions therefrom. There are no outstanding obligations of the Company or any other Person to purchase, repurchase, redeem or otherwise acquire any equity interests in the Company.

(b)            Except as set forth on Section 3.6(b) of the Disclosure Schedule, the Company does not have outstanding, has not guaranteed and is not otherwise obligated or liable with respect to any Indebtedness of the type referred to in clauses (i), (ii), (iii), (vii) or (ix) of the definition thereof.

Section 3.7        Financial Statements.

(a)            Attached to Section 3.7(a) of the Disclosure Schedule are true and complete copies of (i) the unaudited balance sheet of the Company at December 31, 2023, and the related unaudited statements of income, changes in stockholders’ equity, and cash flows for the fiscal year then ended, and (ii) the unaudited balance sheet of the Company as of August 31, 2024 (the “Latest Balance Sheet”), and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the eight month period then ended (the financial statements referenced in clauses (i) and (ii) above, the “Financial Statements”). The Financial Statements (A) have been prepared from, and are in accordance in all material respects with, the books and records of the Company, (B) have been prepared in accordance with historical practices, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject to the absence of footnotes (the “Accounting Principles”), and (C) fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations for the periods then ended.

(b)            The Company has established a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of accurate financial statements in conformity with the Accounting Principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not, nor, to the Knowledge of the Company, no auditor, accountant or representative of the Company has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company.

Section 3.8        Absence of Changes.

(a)            Since December 31, 2023, (i) there has not been any Material Adverse Effect, and (ii) other than in respect of the transactions expressly contemplated by this Agreement and the other Transaction Documents, the Company has conducted its business in the ordinary course substantially consistent with past practices.

(b)            Except as set forth in Schedule 3.8(b) of the Disclosure Schedule, since December 31, 2023, and other than in respect of the transactions expressly contemplated by this Agreement and the other Transaction Documents, the Company has not: (i) sold or transferred any of its assets, properties or rights, except in the ordinary course of business consistent with past practice, (ii) without limiting the foregoing, disposed of or exclusively licensed any patents, trademarks, copyrights, other Intellectual Property owned or purported to be owned by the Company or any software or code related thereto, or any applications or registrations relating thereto, (iii) (A) granted any increase in the compensation or benefits of its employees or consultants other than increases in accordance with past practice in an amount not exceeding five percent (5%) of the compensation paid to such employee or consultant in 2023, (B) entered into any employment, change of control, retention, consulting, severance or similar agreement or arrangement with any employee or consultant thereof, or (C) paid any special bonus or made any similar payment or other non-recurring payment to any Seller (other than distributions in respect of membership interests in the Company), any employee or consultant of the Company or any of their respective Affiliates, (iv) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other equity interests, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other equity interests, or agreed to do so, or (v) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.9        Undisclosed Liabilities. The Company does not have any liabilities or obligations of any kind, whether accrued, contingent, absolute or otherwise, other than (i) liabilities and obligations set forth on the face of the Latest Balance Sheet, (ii) liabilities and obligations that have arisen since the date of the Latest Balance Sheet in the ordinary course of business, none of which are material (individually or in the aggregate), or (iii) liabilities or obligations that are expressly contemplated by or were incurred in connection with the execution or performance of this Agreement or the other Transaction Documents.

Section 3.10      Significant Contracts.

(a)            Section 3.10 of the Disclosure Schedule sets forth a true and accurate list of all Contracts, including all amendments and supplements thereto, to which the Company is a party or otherwise subject or bound, meeting any of the descriptions set forth below (such Contracts, the Real Property Leases and the Company IP Agreements are referred to herein collectively as the “Significant Contracts”):

(i)               all (A) Contracts with any director, officer, employee or independent contractor of the Company providing annual total compensation (or compensation opportunity) in excess of $25,000, and (B) without limiting the foregoing, all Contracts with respect to severance, separation, change in control, retention or similar arrangements with any director, officer, employee or independent contractor of the Company;

(ii)              (A) All Contracts relating to, or pursuant to which the Company has incurred, any indebtedness for borrowed money, or under which a Lien (other than a Permitted Lien) has been imposed on any of the assets or properties of the Company, and (B) without limiting the foregoing, any and all outstanding letters of credit, surety bonds or any similar instruments which have been issued for the benefit of, or which secure obligations of, the Company or in respect of which the Company may have any obligation or liability thereunder;

(iii)             (A) All Contracts under which the Company is a lessee of or holds or operates any tangible property (other than real property), owned by any other Person, and (B) all Contracts under which the Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except (in the case of clauses (A) and (B)) for any such Contract under which the aggregate annual rental or similar payments do not exceed $25,000;

(iv)            (A) All Contracts with the ten (10) largest vendors of the Company based on the aggregate amount paid by the Company for goods or services in each of the fiscal year ended December 31, 2023 and in the period commencing on January 1, 2024 and ending on August 31, 2024 (each a “Significant Vendor”), and (B) all Contracts with the ten (10) largest customers of the Company determined based on the aggregate amount paid by such customer to the Company for goods or services in each of the fiscal year ended December 31, 2023 and in the period commencing on January 1, 2024 and ending on August 31, 2024 (each a “Significant Customer”);

(v)             (A) all Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock or equity interests of any other Person, (B) all Contracts relating to disposition (by merger, sale of stock or assets or otherwise) by the Company of any material asset, properties or rights other than any such disposition made in the ordinary course of business, and (C) all Contracts relating to any joint venture, partnership or similar arrangement;

(vi)            All Contracts with a Governmental Entity involving annual consideration paid to or by the Company in excess of $10,000;

(vii)           (A) All Contracts pursuant to which the Company has, directly or indirectly, guaranteed, acted as a surety for or provided credit or similar support, in each case in respect of the obligations of any other Person, and (B) all Contracts pursuant to which any Person (other than the Company) has, directly or indirectly, guaranteed, acted as a surety for or otherwise provided credit or similar support, in each case in respect of the obligations of the Company; and

(viii)          All Contracts containing (A) any non-solicitation covenant or agreement burdening the Company, (B) provisions limiting or purporting to contain limits on the ability of the Company to compete in any line of business of the Company or in any geographic area, (C) most favored nations, most favored customer or any similar provisions, and (D) any provisions that contemplate the Company charging any customer thereof on a “cost plus” or similar basis.

(b)            Each Significant Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, each other party thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles. The Company and, to the Knowledge of the Company, each counterparty to a Significant Contract has performed all obligations required to be performed by it in all material respects under each such Significant Contract. Except as set forth in Schedule 3.10(b) of the Disclosure Schedules, no event has occurred or, to the Knowledge of the Company, circumstances exist (after notice or lapse of time, or both) that would constitute a material default by the Company under any Significant Contract; and, to the Knowledge of the Company, no event has occurred or circumstances exist (after notice or lapse of time, or both) that would constitute a material default by a counterparty to a Significant Contract under any Significant Contract. The Company has delivered or caused to be delivered to the Buyer true, correct and complete copies of all of Significant Contracts.

Section 3.11      Litigation. Except as set forth in Section 3.11, since January 1, 2021, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any of its Affiliates, officers, directors, employees, representatives or agents acting in their capacity on behalf of, or otherwise relating to, the Company or the businesses or operations thereof. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates, officers, directors, employees, representatives or agents acting in their capacity on behalf of the Company is subject to any outstanding claim, order, writ, injunction, decree, ruling or charge.

Section 3.12      Permits; Compliance With Law.

(a)            At all times since January 1, 2021, the Company has held all material permits necessary to conduct its businesses and for the lawful ownership, operation and use of its properties and assets under and pursuant to applicable Law (collectively, the “Significant Permits”) as currently conducted, and Section 3.12 of the Disclosure Schedule sets forth a true and complete list of all Significant Permits currently held by the Company. All Significant Permits are in full force and effect, the Company is not in material default under, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time, or both, would constitute a material default under, any such Significant Permit, and such Significant Permits are not subject to any pending suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened.

(b)            Since January 1, 2021, the Company has been operated in compliance in all material respects with all applicable Laws. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any of its Affiliates, officers, directors, employees, representatives or agents acting in their capacity on behalf of, or otherwise relating to, the Company or any of its businesses, have offered, paid, promised to pay or authorized the payment, directly or indirectly through any Person, of anything of value to an official (including employees of state-owned entities) or political party or candidate for public office, for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business.

Section 3.13      Labor and Employment Matters.

(a)            The Company is not a party to any collective bargaining agreement or other labor union contract applicable to any of its employees and, to the Knowledge of the Company, there are not any activities and proceedings of any labor union to organize any such employees. (i) There is no unfair labor practice charge or written complaint pending before any applicable Governmental Entity relating to the Company or any employee thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity, and to the Knowledge of the Company, no question concerning representation exists relating to the employees of the Company; (iv) there are no written charges with respect to or relating to the Company pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices; and (v) the Company has not received written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

(b)            Since January 1, 2021, the Company has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Since January 1, 2021, the Company has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and, to the Knowledge of the Company, the Company does not currently employ, and have ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Since January 1, 2021, the Company has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company, and no employee has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation, including overtime amounts.

(c)            Since January 1, 2021, all independent contractors of the Company (and any other independent contractor who previously rendered services for the Company at any time) have been, and currently are, properly classified and treated by the Company as independent contractors and not as employees. Since January 1, 2021, all such independent contractors have been, and continue to be, properly treated as non-employees for all federal, state, local and foreign Tax purposes. The Company has accurately reported its independent contractor’s compensation on IRS Forms 1099 (or otherwise in accordance with applicable Law) when required to do so, and the Company does not have, and have not ever had, any liability to provide benefits with respect to its independent contractors under the Plans or otherwise. At no time has any independent contractor brought a claim against the Company challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Plan or otherwise.

Section 3.14      Employee Benefit Plans.

(a)            Section 3.14(a) of the Disclosure Schedule contains a correct and complete list of each material Plan. The Company has provided or made available to the Buyer with respect to each Plan a true and complete copy of the current Plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company from the IRS regarding the tax-qualified status of such Plan; (ii) the most recent audited financial statements for such Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year. Except as specifically provided in the foregoing documents made available to the Buyer, there are no material amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such material amendments or to adopt or approve any new Plan.

(b)            No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, no Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company or any ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company. No event has occurred and, to the Knowledge of the Company, no condition exists that would subject the Company by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws.

(c)            With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter (or opinion letter in the case of any prototype plan) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. All amendments and actions required to bring the Plans into conformity in all material respects with all applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

(d)            There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefits claims).

(e)            Each Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies, and has been operated in compliance, in all material respects with Section 409A of the Code.

(f)             None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary. There has been no material violation of the “continuation coverage requirements” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g)            No stock or other securities issued by the Company form or has formed a part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(h)            Except as set forth on Schedule 3.14(h) of the Disclosure Schedules, none of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(i)             None of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

Section 3.15      Assets. The Company owns and has valid title to all of the material tangible properties and assets that (i) are used or held for use in the conduct of its businesses as conducted immediately prior to the Closing, (ii) are reflected on the Latest Balance Sheet as being owned by the Company (other than such assets that were sold or otherwise disposed of in the ordinary course of business after the date of the Latest Balance Sheet), or (iii) were acquired by the Company after the date of the Latest Balance Sheet and were not subsequently sold or otherwise disposed of in the ordinary course of business, in each case free and clear of any Lien other than Permitted Liens. The assets, properties and rights owned by the Company or made available to the Company pursuant to valid and binding lease or license agreements are sufficient for the operation of the businesses of the Company in the ordinary course of business as currently conducted.

Section 3.16      Real Estate.

(a)            The Company does not own and have never owned fee simple or similar title to any real property. The real property demised by the leases (the “Real Property Leases”) listed on Section 3.16(a) of the Disclosure Schedule (the “Leased Real Property”) constitutes all of the real property leased, subleased, occupied or otherwise used by the Company. True, correct and complete copies of all real property leases have been delivered to Buyer prior to the date hereof.

(b)            All Real Property Leases are valid and effective in accordance with their respective terms, and constitute the legally binding obligation of the Company, enforceable in accordance with its terms. All rent and other sums and charges payable by the Company as tenant under any of the Real Property Leases are current, and no termination event or condition (other than expiration of the Real Property Leases by their terms on the scheduled termination dates, rather than an accelerated termination date) exists under any of the Real Property Leases. The Company has not transferred, assigned, mortgaged, pledged or otherwise encumbered its leasehold interest in any of the Real Property Leases, nor agreed to do any of the foregoing. The Company does not sublease any real property as sublessor, and other than the Company, there are no Persons (including any Affiliates of the Company) having any current or future right to occupy any of the Leased Real Property during the term of each of the Real Property Leases.

Section 3.17      Tax Matters.

(a)            The Company has timely filed all material Tax Returns that are required to be filed by it (taking into account any extensions of time in which to file them) as of the Closing Date, and all material Taxes due and payable by the Company (whether or not included on such Tax Returns) have been paid or properly accrued. All such Tax Returns are true, complete and correct in all material respects. All material Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and fully paid or properly accrued, in all material respects.

(b)            All Taxes due and payable by the Company (whether or not shown on any Tax Return) or to which the Company may be liable, if required to have been paid, have been paid, and any Liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, do not exceed the amount shown on the face of any of the balance sheets as of the date of the Latest Balance Sheet included in the Financial Statements (disregarding timing differences) as adjusted for the period thereafter through the Closing Date assuming the businesses of the Company are operated in the ordinary course of business consistent with past practice.

(c)            Sellers have made available to the Buyer for inspection complete and correct copies of all income and franchise Tax Returns (and all other material Tax Returns) of the for all taxable periods for which the relevant statute of limitations has not expired.

(d)            No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company that are still pending, and there is no Proceeding, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any Proceeding for additional Tax or assessment asserted by any Tax authority in writing.

(e)            No claim has been made in writing by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to the Knowledge of the Company, is any such assertion threatened.

(f)            The Company is not a party to any Contract, including any Tax allocation, Tax indemnity or Tax sharing agreement, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters, except for a Contract that the primary purpose of is not taxes.

(g)            There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than customary extensions to file Tax Returns), there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company that has a continuing effect after the Closing Date.

(h)            There are no Liens for Taxes upon any assets of the Company other than Permitted Liens.

(i)            The Company has not participated in a “reportable transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(j)            The Company is not a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement with any Tax authority.

(k)            No Group Company has, or has had, a permanent establishment in any jurisdiction outside the United States.

(l)            There are currently no, and since January 1, 2023, there have been no, written notices or audits, examinations or other administrative or court proceedings by a Governmental Entity relating to any liability or potential liability of the Company, and there is no existing, pending or, to the Knowledge of the Company, threatened claim in writing, proposal or assessment against the Company by a Governmental Entity asserting any liability in relation to Tax.

(m)           The Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)            No change in entity classification has been made with respect to the Company to treat the Company other than pursuant to its default classification for U.S. federal income Tax purposes under Treasury Regulations Section 301.7701-3.

(o)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law), (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) any prepaid amount received on or prior to the Closing Date, (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any pre-closing taxable period, or (v) as a result of Section 965 of the Code.

Section 3.18          Insurance. Section 3.18 of the Disclosure Schedule sets forth a true and complete list of each insurance policy owned or maintained by the Company, including the name of the insurer, expiration date, policy number and carrier (the “Insurance Policies”). The Company has made available or caused to be made available to the Buyer true and correct copies of each of the Insurance Policies. The Insurance Policies are in full force and effect and the Company (a) is not in material breach or material default thereunder, or (b) has not received written notice from any insurer under an Insurance Policy threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith or informing that any coverage provided thereunder will or may not be available in the future on substantially the same terms as now in effect. All premiums on the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Company is in compliance with all material obligations relating to insurance as set forth in any Contract to which the Company is a party to, and as is required under applicable Law.

Section 3.19          Affiliate Transactions. Except as set forth in Section 3.19 of the Disclosure Schedule, neither of the Sellers nor any of their Affiliates or family members of (as applicable) such Seller, or to the Company’s Knowledge any Affiliate of any such employee, officer, director, equityholder or family member, directly or indirectly (other than through the ownership of the Interests), (i) owns any direct or indirect interest in (A) any asset, property or right (including Intellectual Property) used in or necessary for the operation of the business as currently conducted by the Company, or (B) any consultant, service provider, supplier, customer, landlord, tenant, creditor or debtor of or to the Company, (ii) is a party to any Contract with the Company, other than this Agreement and the other Transaction Documents, (iii) has any loan outstanding from, or is otherwise a debtor of, or has any loan outstanding to, or is otherwise a creditor of, the Company (other than loans to employees of the Company through a Plan listed on Section 3.14(a) of the Disclosure Schedule) , (iv) licenses technology, software or other Intellectual Property either to or from the Company, (v) is obligated or has the right to purchase any asset, property or right from or sell such asset, property or right to the Company, or (vi) provides, or has provided within the last twelve months, material services to the Company, other than in connection with Sellers’ employment by the Company.

Section 3.20          Intellectual Property.

(a)            The Company owns all right, title and interest in and to, or have valid licenses to use, all material Intellectual Property necessary to the conduct of its businesses as currently conducted. The Company is in compliance in all material respects with all contractual obligations relating to the use of such of such Intellectual Property it uses pursuant to the applicable license or other Contract.

(b)            To the Knowledge of the Company, there are no conflicts with, or infringements, misappropriations or violations of, Intellectual Property owned, or purported to be owned, by the Company by any third party. To the Knowledge of the Company, the conduct of the business of the Company as currently conducted does not conflict with, infringe, misappropriate or violate any Intellectual Property of any third party. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Affiliate thereof: (i) alleging any such conflict with, or infringement, misappropriation or violation of any third party’s Intellectual Property; or (ii) challenging the Company’s ownership or use, or the validity or enforceability, of any Intellectual Property.

(c)            Section 3.20(c) of the Disclosure Schedule sets forth a true and complete list of (i) all registered trademarks, (ii) all patents, patent applications (including provisional applications) and invention disclosures, (iii) all registered copyrights, (iv) all Internet domain names, and (v) all applications for the foregoing, to the extent the foregoing is, owned, or purported to be owned, by the Company (collectively, “Listed Intellectual Property”), in each case listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) date of application or issuance, (C) the jurisdiction where the application or registration is located, and (D) the application or registration number. The Company exclusively owns all right, title and interest in the Listed Intellectual Property, in each case, free and clear of all Liens (except for any Permitted Liens). No Listed Intellectual Property is the subject of any Proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The Company is not subject to any order, judgment, decree or similar matter that restricts or impairs the use of any Listed Intellectual Property. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not alter or impair any Listed Intellectual Property or any other material Intellectual Property owned or used by the Company in connection with the operation of its business as currently conducted.

(d)            Section 3.20(d) of the Disclosure Schedule sets forth a true and complete list of all material Contracts pertaining to all Intellectual Property necessary to the conduct of its business as currently conducted, other than Contracts for off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software or other applications (“Company IP Agreements”). To the Knowledge of the Company, there are no pending disputes involving the Company regarding the scope of such Company IP Agreements, performance under such Company IP Agreements, or with respect to payments made or received under such Company IP Agreements or any other matter relating to the Company IP Agreements.

(e)            Neither the Seller nor any other present or former employee, officer, director or Affiliate of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned, or purported to be owned, or used by the Company.

(f)            To the Knowledge of the Company, none of the Intellectual Property owned, or purported to be owned, by the Company, has been used, disclosed or appropriated to the detriment of the Company for the benefit of any Person other than the Company. To the Knowledge of the Company, no employee, independent contractor or agent of the Company has misappropriated any material trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company. The Company has taken commercially reasonable steps (including, without limitation, entering into confidentiality and nondisclosure agreements and work for hire agreements with all officers and employees of the Company) necessary to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property owned, or purported to be owned, by the Company.

(g)            Section 3.20(g) of the Disclosure Schedule sets forth: (i) all material applications and computer software programs, owned, or purported to be owned, by the Company (the “Proprietary Software”) and (ii) all other applications and computer software programs used by the Company that are material to the conduct of its business as currently conducted, excluding commercially available, off-the-shelf software or other applications licensed to the Company pursuant to “shrink-wrap” clickwrap or similar commercially available licenses (the “Licensed Software” and, together with the Proprietary Software, the “Software”). The Company owns all right, title and interest in and to the Proprietary Software, in each case, free and clear of all Liens (except for Permitted Liens), and has valid licenses to use the Licensed Software, and the Company has not sold, licensed, leased or otherwise transferred or granted any unauthorized interest or rights in or to any portion of the Software.

(h)            None of the Proprietary Software contains, is derived from, or is distributed, integrated or bundled with, Open Source Software in a manner that (i) requires or conditions the use or distribution of such Open Source Software on the disclosure, licensing or distribution of any Source Code for any portion of Proprietary Software, or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Proprietary Software. To the Knowledge of the Company, Licensed Software that contains, is derived from, or is distributed, integrated or bundled with Open Source Software does not (i) require or condition the use or distribution of such Software on the disclosure, licensing or distribution of any Source Code for any portion of any Proprietary Software, or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of the to use or distribute any Proprietary Software.

Section 3.21          Significant Customers and Significant Vendors. Section 3.21(a) of the Disclosure Schedule sets forth a true and complete list of the Significant Vendors. Section 3.21(b) of the Disclosure Schedule sets forth a true and complete list of the Significant Customers. Except as set forth in Schedule 3.21 of the Disclosure Schedule, no Person that is a Significant Vendor or Significant Customer for the period commencing January 1, 2024 and ending on August 31, 2024 has terminated its relationship with the Company or materially reduced or materially adversely changed the pricing or other terms of its business with the Company, (b) to the Knowledge of the Company, no such Significant Vendor or Significant Customer intends to terminate or materially reduce or materially adversely change the pricing or other terms of its business with the Company, and (c) there have not been, and are not, any material disputes with any Significant Customer or Significant Vendor.

Section 3.22          Environmental Matters. The operations and properties of the Company (whether leased or owned) are and, since January 1, 2021 has been, operated or maintained by the Company, in compliance in all material respects with all applicable Environmental Laws and permits issued thereunder. The Company has obtained, or have made timely and complete application for renewal of, all permits required under Environmental Laws for the operation of its businesses. No substance identified or regulated pursuant to any Environmental Law, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof, has been released or has otherwise come to be located on, at, or beneath any real property currently or, to the Knowledge of the Company, formerly owned, operated, leased, or used by the Company. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material which could form the basis of any material Environmental Claim against the Company, or to the Knowledge of the Company, against any person or entity whose liability for any material Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law. The Company has not received notice of, nor is there pending or, to the Knowledge of the Company, threatened against the Company, any Environmental Claim. Neither the Company nor, to the Company’s Knowledge, any other person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Materials produced by, or resulting from any of the Company’s operations, at any Leased Real Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws). The Company has provided the Buyer copies of all environmental studies, investigations, reports or assessments concerning the Company and the owned or leased property within its possession or control.

Section 3.23          Corporate Records. The Company has made available or caused to be made available to the Buyer true and complete copies of all material written corporate or other organizational records and minute books of the Company for the past five (5) years prior to the date hereof.

Section 3.24          No Brokers. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any of its Affiliates has incurred any obligation for any finder’s or broker’s or agent’s fees, expenses or commissions or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.25          Bank Accounts; Names. Section 3.25(a) of the Disclosure Schedule sets forth a true and complete list of each and every bank account, securities account or other similar account owned or maintained by or for the benefit of the Company, together with a true and complete list of all Persons that have signing authority with respect thereto. Section 3.25(b) of the Disclosure Schedule sets forth a true and complete list of each legal name the Company has used since the incorporation thereof, and (b) any fictitious names or “DBAs” that the Company uses or has used in the operation of its businesses since the incorporation thereof.

Article IV

Representations and Warranties Regarding the Sellers

Each Seller represents and warrants to the Buyer, on a several and not joint basis, as follows:

Section 4.1            Title to Interests, Liens, etc. Such Seller has, and as of the consummation of the Closing the Buyer will have, record and beneficial ownership of the Interests, free and clear of any and all Liens. Upon delivery by such Seller of the Interests to the Buyer as contemplated herein, the Buyer shall acquire legal and beneficial ownership of, and shall have good title to, all of the Interests free and clear of all Liens.

Section 4.2            Litigation, etc. No Proceeding is pending or, to the knowledge of such Seller, threatened, against such Seller with respect to their respective execution and delivery of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby or thereby.

Section 4.3             Right to Dividends and Other Distributions. After giving effect to the payments made to such Seller at Closing in accordance with the terms of this Agreement and the Transaction Documents, such Seller has no right to receive, the Company is not required or obligated to pay, any dividends, distributions or other amounts in respect of the Interests of such Seller.

Section 4.4            Brokers. Such Seller has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

Section 4.5            No Other Representations. Except for the representations and warranties expressly set forth in Article III and this Article IV (in each case, as modified by the Schedules hereto), no Seller, nor any of their respective agents or representatives, has made any other express or implied representation or warranty with respect to the Company, the Sellers or the transactions contemplated by this Agreement and the Sellers expressly disclaim any such other representations or warranties, whether made or purported to be made by any Seller or any of their respective agents or representatives. Such representations and warranties expressly set forth in Article III and this Article IV (in each case, as modified by the Schedules hereto) constitute the sole and exclusive representations and warranties of the Sellers with respect to the Sellers and the Company, to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III and this Article IV (in each case, as modified by the Schedules hereto). Except for the representations and warranties expressly set forth in Article III and this Article IV (in each case, as modified by the Schedules hereto), the Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, information or omission, made, communicated, furnished (orally or in writing) (or failed to be made) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any agent, consultant, or representative of the Sellers).

Article V

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller as follows:

Section 5.1            Organization. The Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2            Power and Authority; Enforceability. The Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate actions required to be taken by the Buyer to authorize the execution and delivery of this Agreement and each such other Transaction Document to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder have been duly and properly taken. Upon the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party, and assuming the proper execution of all other parties thereto, this Agreement and such other Transaction Documents shall constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.3            Consents and Approvals. The execution, delivery, performance of this Agreement and the other Transaction Documents to which the Buyer is party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents did not and do not require any consent, approval or authorization of, or filing, registration or qualification with, any Governmental Entity or other Person or the vote, consent or approval in any manner of any holder of any equity or other securities of the Buyer as a condition to the execution and delivery of this Agreement or any other Transaction Document by the Buyer, the performance by the Buyer of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except in each case for any of the foregoing that have been obtained prior to or concurrently with the Closing.

Section 5.4             No Conflict. After giving effect to any consents or other actions taken prior to or concurrently with the Closing, the execution and delivery of this Agreement and the other applicable Transaction Documents by the Buyer did not and does not, and the consummation of the transactions contemplated hereby and thereby by the Buyer will not, (i) violate or conflict with any provision of the organizational documents of the Buyer, (ii) violate any provision of any Law, or any order, judgment or decree of any court or other Governmental Entity applicable to the Buyer or any of its assets or properties, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any material obligation of the Buyer under any material Contract to which the Buyer is a party or otherwise bound.

Section 5.5            No Brokers. Neither the Buyer nor any Affiliate of Buyer has incurred any obligation for any finder’s or broker’s or agent’s fees, expenses or commissions or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.6            Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer and its respective Subsidiaries, including the Company, shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby, Buyer has not incurred, nor does it plan to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.7            No Additional Representation or Warranties. The Buyer acknowledges that except for the representations and warranties of the Sellers made in Article III and Article IVor in the other Transaction Documents, no Seller, the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers or the Company which has been furnished or made available to the Buyer and/or its Representatives. None of Sellers nor any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer or its Representatives, or the Buyer’s and/or its Representative’s use of, any such information, documents or material (including forward looking statements) made available to the Buyer or its Representatives in records stored on computer disks, in certain “data sites,” provided during management presentations or in any other forms in expectation of the transactions contemplated by this Agreement except as set forth in this Agreement, the other Transaction Documents and the Disclosure Schedule (including in connection with any breach of any representation or warranty set forth in this Agreement). The Buyer acknowledges and agrees that neither the Buyer nor any of its Representatives has relied, and none of such Persons is relying, upon any statement, representation or warranty (whether written or oral) not made in this Agreement, the other Transaction Documents or the Disclosure Schedule.

Article VI

Covenants

Section 6.1            Confidentiality. Each Seller agrees that all confidential information in its possession or control, or the possession or control of any of its Affiliates or any of their respective (as applicable) officers, directors, employees, agents or representatives (collectively, the “Representatives”) regarding the transactions contemplated hereby (including the Transaction Documents), Company or any of its respective assets, properties, rights and businesses (collectively, the “Confidential Information”) shall, from and after the Closing Date, be kept in strict confidence by such Seller, and each Seller shall not, and shall cause its Representatives not to, (a) after the date hereof, disclose Confidential Information to any third party, except to its Representatives who have a bona fide need to know such Confidential Information for purposes of the transactions contemplated hereby and who are subject to nondisclosure obligations, and (b) use any Confidential Information other than solely for the purpose of performing any duties or obligations owed to the Buyer, the Company or any of their respective Subsidiaries as an employee thereof. Such confidentiality shall be maintained by each Seller (and each Seller shall cause its respective Representatives to maintain such confidentiality) to the same degree as such Person maintains its own confidential information (and, in any event, to the same degree as a reasonable Person would maintain such confidentiality under similar circumstances) and shall be maintained until such information is no longer Confidential Information. In addition, each Seller and its Representatives shall be permitted to make such disclosures to the public or to any Governmental Entity to the extent required by a court order or if otherwise required by Law, provided that such Seller (or the applicable Representative thereof), (a) gives the Buyer reasonable prior written notice of the disclosure, (b) discloses only the portion of such Confidential Information which such Person is advised by its, his or her counsel in writing is legally compelled to be disclosed, and (c) reasonably cooperates with the Buyer on a request to obtain an appropriate protective order or otherwise limit the disclosure of the Confidential Information. For the avoidance of doubt, and without limitation of any rights any Person may have against any Representative of any Seller, each Seller shall be liable for any breach hereof by any of its Representatives. “Confidential Information” shall not be deemed to mean or refer to information that (i) is or becomes a matter of public knowledge through no fault of the applicable Seller and not in breach of this Agreement, or (ii) is independently developed by the applicable Seller without use of or reference to Confidential Information.

Section 6.2            Publicity. The parties hereto agree that no public release or public announcement concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except (a) such release or announcement as may be required by applicable Law, in which case, to the extent practicable, the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance, (b) the Buyer and, following the Closing, the Company shall each be permitted to disclose the fact that the transactions contemplated by this Agreement and the other Transaction Documents have been consummated to any vendor, customer or other business relation of the Buyer, the Company or any of the Subsidiaries of the Buyer for any legitimate business purpose, (c) the Buyer or any Affiliate thereof shall be permitted to make any disclosures determined to be required by it in connection with its public reporting to investors or other market participants, (d) the Buyer or any Affiliate thereof shall be permitted to make any disclosures any of them determines to be required in connection with any investment, loan or similar transaction, or any potential investment, loan or similar transaction, in each case in or to the Buyer or any Affiliate thereof, and (e) nothing contained herein shall preclude disclosure of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in the event of litigation between the parties hereto or Affiliates thereof.

Section 6.3            Further Assurances. Each party to this Agreement shall, and shall cause its Affiliates to, at the request of any other party, at any time and from time to time following the Closing Date, execute and deliver to the requesting party such further instruments and take such other actions as may be reasonably necessary or appropriate in order to confirm and assure the rights of the parties hereunder and under the other Transaction Documents, or otherwise to carry out the provisions of this Agreement and the other Transaction Documents.

Section 6.4            Release. In consideration of the consummation of the transactions pursuant to and in accordance with the terms of this Agreement and the other Transaction Documents, and as a condition to the execution and delivery of this Agreement and the other Transaction Documents by the Buyer, each Seller hereby gives the following general release effective as of the Closing Date:

(a)            Such Seller, on behalf of itself and each of its Affiliates, and each of their respective successors and permitted assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and their respective stockholders, directors, officers and agents, and their respective successors and assigns (collectively, the “Released Parties”), to the fullest extent permitted by applicable Law, from any and all charges, complaints, claims, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, Losses, debts, expenses and fees, of every type, kind, nature, description or character, whether known or unknown, liquidated or unliquidated, that any such Releasing Party has, owns or holds, or claims to have, own or hold, in each case from the beginning of time through the Closing Date in respect of their ownership interest in the Company, the operations of the Company prior to the Closing Date or otherwise, including but not limited to those arising out of or in connection with (i) such Releasing Party’s employment or other relationship with the Company (including as a member of the board of directors of the Company), (ii) such Releasing Party’s right to or interest in any assets or properties of the Company, or (iii) any equity, economic or other interests such Releasing Party’s may have or claim to have in, or any other claims or rights to payment such Releasing Party’s may have against, any Released Party (collectively, but subject to the immediately following proviso, “Released Claims”); provided, however, that the foregoing release, acquittal and discharge shall not apply to, the Released Claims shall not include, and the Releasing Parties hereby expressly retain and do not release, acquit or discharge (A) any right of any Releasing Party for any salary earned but not paid as of the Closing Date but only to the extent accrued in Net Working Capital, and all unreimbursed business expenses of such Releasing Parties incurred in the ordinary course of business but only to the extent accrued in Net Working Capital, (B) any rights of any Releasing Party to any benefits under any Plan that has been disclosed pursuant to the applicable section of the Disclosure Schedule (if required by this Agreement), (C) any indemnification rights of the Releasing Parties in their capacities as managers, partners, directors or officers of the Company pursuant to the organizational documents of the Company as in effect on the date hereof and in the form provided to the Buyer prior to the date hereof and applicable Law, and (D) any rights of any Releasing Party under this Agreement or any other Transaction Document. Each Seller, for itself and each other Releasing Party, represents and warrants that no Releasing Party has assigned or transferred or purported to have assigned or transferred to any Person any Released Claims.

(b)            Each Seller, for itself and each other Releasing Party, acknowledges and agrees that the releases made herein constitutes final and complete releases of the Released Parties with respect to all Released Claims. Each Seller, for itself and each other Releasing Party, expressly acknowledges and agrees that this general release is intended to include in its effect, all Released Claims that any Releasing Party does not know or suspect to exist at the time hereof, and this general release contemplates the extinguishment of any and all such Released Claims. Furthermore, each Seller, for itself and the other Releasing Parties, hereby expressly waives and relinquishes any rights and benefits that such Releasing Party may have under applicable Law, including any state law or any common law principles limiting waivers of unknown claims. Each Seller, for itself and each other Released Party, understands that the facts and circumstances under which each such Seller, for itself and each other Releasing Party, gives this full and complete release and discharge of the Released Parties may hereafter prove to be different than now known or believed by any Releasing Party, and each Seller, for itself and each other Releasing Party, hereby accepts and assumes the risk thereof and agrees that the Releasing Parties’ full and complete release and discharge of the Released Parties with respect to the Released Claims shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts and circumstances.

(c)            Each Seller, for itself and each other Releasing Party, represents and warrants that no Releasing Party has filed with any Governmental Entity or arbitrator or any other Person any complaint, charge, lawsuit or other Proceeding against any of the Released Parties involving any Released Claims, and such Seller agrees that it shall not, and shall cause the other Releasing Parties not to, do so at any time hereafter.

Section 6.5            Restrictive Covenants. Except in connection with the performance of the authorized duties and responsibilities as an employee of the Buyer or any Subsidiary thereof, including the Company, following the Closing, each Seller agrees as follows:

(a)            During the period commencing on the date hereof and ending on the date that is five (5) years from the date hereof (the “Restricted Period”), such Seller shall not, and shall cause such Seller’s spouse and their respective Affiliates not to (the Seller, the spouse thereof and each of their respective Affiliates, a “Restricted Person”), directly or indirectly, own any equity interest in (or right to acquire an equity interest in), manage, operate, control or lend money to (including as an employee, sole proprietor, partner or member of a partnership or a limited liability company or other Person, or stockholder, investor, officer or director of a corporation or other Person, or as an employee, agent or consultant of any Person), or participate in the ownership of any equity interest in (or right to acquire an equity interest in), or the management, operation, control of or lending to, or work for or provide services to, or permit the use of its name by, any business or Person which is, or becomes during the Restricted Period, directly or indirectly, engaged in a Competing Business anywhere in the United States or any other place in which the Company is engaged in business as of the Closing Date or has bona fide plans to engage in business as of the Closing Date. Notwithstanding anything contained herein to the contrary, no breach of the covenants contained in this Section 6.5(a) shall result from the ownership by any Restricted Person, directly or indirectly, of equity securities of a company listed on any national securities exchange or traded actively in the national over-the-counter market, in an amount not exceeding two percent (2%) of the issued and outstanding equity securities of any such company.

(b)            During the Restricted Period, each Seller agrees that it shall not, and shall cause each of such Seller’s Restricted Persons not to, directly or indirectly and whether on such Restricted Person’s own behalf or the behalf of any Person or Persons, including as an employee, sole proprietor, partner or member of a partnership or a limited liability company or other Person, or stockholder, investor, officer or director of a corporation or other Person, or as an employee, agent or consultant of any Person, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any Person who is, within the most recent twelve (12) month period ending on the date hereof, a client or customer of the Company, or who is, to the knowledge of such Seller’s Restricted Person, a prospective client or customer of the Company, in each case, for purposes of providing to any such client, customer or prospective client or customer any services that would be a Competing Business hereunder.

(c)            Each Seller, on behalf of itself and each of such Seller’s Restricted Persons, acknowledges and agrees that the officers and other employees of the Company are valuable assets in the operation of their respective businesses. Accordingly, during the Restricted Period, each Seller shall not, and shall cause each of such Seller’s Restricted Persons not to, directly or indirectly and whether on such Restricted Person’s own behalf or the behalf of any Person or Persons, including as an employee, sole proprietor, partner or member of a partnership or a limited liability company or other Person, or stockholder, investor, officer or director of a corporation or other Person, or as an employee, agent or consultant of any Person, hire or attempt to hire, solicit, induce, recruit or encourage any of the officers or employees of the Company as of the date hereof or any person that was an officer or employee of the Company within six (6) months prior to the date hereof to terminate their employment relationship with the Company in order to work for any other Person. This Section 6.5(c) shall not restrict the general solicitation or hiring through public advertisement or through third-party search firms not targeted at employees or former employees of the Company.

(d)            It is the intent of the parties to this Agreement that the provisions of this Section 6.5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In furtherance of the foregoing, each Seller, on behalf of itself and the other Restricted Persons, hereby acknowledges and agrees that the covenants set forth in this Section 6.5 are being entered into in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including the acquisition of the Company by the Buyer. Notwithstanding the foregoing, if any particular provisions or portions of this Section 6.5 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made. In addition, each Seller acknowledges and agrees (on behalf of itself and the other Restricted Persons) that damages and remedies at law for any breach of this Section 6.5 will be inadequate and impractical, that such breach would cause the Company and its Affiliates (including, after the Closing Date, the Buyer and its Subsidiaries) irreparable harm and that the Company and its Affiliates (including, after the Closing Date, the Buyer and its Subsidiaries) or any of them shall be entitled to specific performance and other equitable remedies (including an injunction and tortuous interference claims) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies that the Company or such Affiliates (including, after the Closing Date, the Buyer and its Subsidiaries) may have under applicable law or under the terms of this Agreement, without the proof of irreparable damages or the posting of a bond or any other security, all of which are hereby expressly waived.

(e)            The parties acknowledge that certain of the Restricted Persons may be party to other non-competition, non-solicitation or restrictive covenants with the Buyer or Affiliates thereof, including (after the Closing) the Company. The terms set forth in this Agreement are in addition to (and not in lieu of) such other covenants or agreements, and it is the express intention of the parties that the Buyer and its Affiliates, including (after the Closing) the Company, benefit from the broadest restrictive covenants set forth herein or therein, such that if there is any inconsistency or conflict, the broadest provisions that afford the most protection to the Buyer and its Affiliates, including (after the Closing) the Company, shall apply.

Section 6.6            Indemnification of Directors and Officers; Insurance.

(a)            The Company agrees that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Closing Date, is a current or former director, manager, managing member or officer of any member of the Company (collectively, the “Covered Persons”) pursuant to the organizational documents of the Company as in effect on the date hereof and in the form provided to the Buyer prior to the date hereof, shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing Date. Following the Closing, neither the Company shall not amend, repeal or otherwise modify such arrangements in any manner (including by amending this Section 6.6) that would adversely affect the rights of the Covered Persons thereunder.

(b)            In the event that the Company or any of its successors or assigns after the applicable Closing Date (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or of its successors or assigns assume the obligations of the Company or tits successors or assigns as contemplated by this Section 6.6.

(d)            The provisions of this this Section 6.6 shall survive the consummation of the Closing and expressly are intended to benefit each of the Covered Persons.

Section 6.7           Tax Matters.

(a)            Tax Returns.

(i)            The Sellers’ Representative will prepare (or cause or be prepared) on a timely basis all income Tax Returns that are required to be filed by or with respect to the Company for taxable periods ending on or before the Closing Date that are not filed by the Closing Date. Such Tax Returns will be prepared in a manner consistent with, and utilizing the accounting methods utilized in, the preparation of the prior taxable period’s Tax Returns of the Company, so long as the use of such methods complies with applicable Law. The Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and shall file or cause to be filed such Tax Returns, and neither Buyer nor the Company shall have anu liability with respect thereto.

(ii)            Buyer will prepare and file (or cause to be prepared and filed) on a timely basis all other Tax Returns of the Company not described in Section 6.7(a)(i). Such Tax Returns that relate to a taxable period ending on or prior to the Closing Date will be prepared in a manner consistent with, and utilizing the accounting methods utilized, in the preparation of the prior taxable period’s Tax Returns, so long as the use of such methods complies with applicable Law. Buyer shall (A) use commercially reasonable efforts to submit any such income Tax Returns that relate to a taxable period beginning before and ending after the Closing Date to the Sellers’ Representative for its review at least ten (10) days prior to the due date for filing (taking into account applicable extensions) and (B) consider such changes to such income Tax Returns that are reasonably requested by the Sellers’ Representative in good faith or provide the Sellers’ Representative with a reasoned explanation for not making any such change.

(b)            Cooperation. After the Closing, Buyer, the Sellers and the Sellers’ Representative shall promptly make available or cause to be made available to the other, as reasonably requested (at the expense of the requesting party) in connection with the preparation of any Tax Returns or amended Tax Returns, in connection with any Tax audit or other examination or in connection with an administrative or judicial proceeding related to Taxes, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company for all periods prior to the Closing and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

(c)            Tax Contests.

(i)            In the event that any Governmental Entity asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which the Sellers are or are reasonably expected to be liable under this Agreement, Buyer shall, if informed of such an assertion, promptly inform the Sellers’ Representative.

(ii)            Other than with respect to an income Tax Return filed by or with respect to the Company to the extent the operations reflected on such Tax Return are also reflected on the Tax Returns of the Sellers or their Affiliates other than the Company (a “Flow-Through Tax Return”), Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which the Sellers are liable under this Agreement, in which case such settlement shall not be agreed to by Buyer without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed).

(iii)           With respect to any Flow-Through Tax Return, the Sellers’ Representative shall have the right to control any resulting proceedings related to such claim, assessment or dispute, and Buyer shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding (which shall include employing its own counsel separate from the counsel for the Sellers or other party). The Sellers’ Representative shall not settle any such contest, dispute or assessment without first obtaining Buyer’s written consent (such consent not to be unreasonably withheld or delayed).

(iv)           For the avoidance of doubt, in the event of any conflict between this Section 6.7(c) and Article VII, the procedures set forth in this Section 6.7(c) shall control.

(d)            Section 6226 Election. Notwithstanding anything herein to the contrary, if requested by Buyer, the Sellers shall make, or cause to be made, a “push-out” election under Section 6226 of the Code (or any similar provision of state and local Tax Law) with respect to any audit, claim, adjustment or other tax related legal proceeding governed by the Partnership Tax Audit Rules that relates to a Pre-Closing Tax period. The Sellers and the partnership representative(s) for the relevant Tax years shall cooperate with Buyer in making any such election, and shall take all necessary actions to ensure that any such election is timely and validly made, including by timely providing information reasonably requested by Buyer and assisting in the preparation of any statements or other information required to be provided under Section 6226 of the Code (or any similar provision of state and local Tax Law).

(e)            Purchase Price Allocation. The Aggregate Net Cash Closing Payment (plus any other amounts properly taken into account under the Code) shall be allocated among the assets of the Company in accordance with the principles of Section 1060 of the Code and the applicable Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as applicable) and the methodology set forth on Exhibit B (such methodology, the “Allocation Methodology” and such allocation, the “Allocation”).  No later than one hundred twenty (120) days following the Closing Date, Buyer will provide the Sellers’ Representative with a draft of the Allocation prepared in accordance with the Allocation Methodology (the “Draft Allocation”) for Sellers’ Representative’s review and consent. As soon as reasonably practicable (but in no case later than thirty (30) days following the Sellers’ Representative’s receipt of the Draft Allocation from Buyer), Sellers’ Representative shall provide any comments to the Draft Allocation, and Buyer and Sellers’ Representative shall discuss such comments in good faith. If Buyer and Sellers’ Representative do not reach an agreement regarding any disputed item or items within thirty (30) days after Buyer’s delivery of such comments to the Sellers’ Representative, then such dispute shall be submitted to a Dispute Resolution Arbiter for resolution in accordance with the procedure set forth in Section 2.6 applied mutatis mutandis (including the provisions set forth therein for the sharing of costs). The Dispute Resolution Arbiter shall follow the Allocation Methodology set forth on Exhibit B in rendering its determinations as to the Allocation.  The determination of the Dispute Resolution Arbiter shall be binding on all Parties. The Allocation as agreed to or as determined by the Dispute Resolution Arbiter shall become the final Allocation (the “Final Allocation”). The parties will report, act and file all Tax Returns consistent with the Final Allocation, and no party will take any position (whether in audits, Tax Returns or otherwise) inconsistent with the Final Allocation unless required to do so by a “determination” as defined in Code Section 1313(a) or otherwise under applicable Law.  Buyer and Sellers’ Representative will promptly notify the other parties in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation. Any subsequent adjustments to the Aggregate Net Cash Closing Payment shall be allocated in a manner consistent with the Final Allocation.

(f)            Intended Tax Treatment. The Parties agree to treat the acquisition transaction as a sale of partnership interests by the Sellers and as a purchase of the Company’s assets by Buyer, consistent with Rev. Rul. 99-6, Situation 2.

(g)            Transfer Taxes. Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. Each party shall promptly remit any refunds of such items to the other party as appropriate to reflect the foregoing. Buyer shall, at its own expense, timely file any Tax Return or other documents with respect to such Taxes or fees and Sellers shall cooperate with respect thereto as necessary and, if required by Law, Sellers shall join in the execution of any such Tax Returns or other documentation.

(h)            Tax Benefits Associated with Transaction Expenses. The parties hereby agree and acknowledge that the Tax deductions associated with the Transaction Expenses (including the Company’s share of any payroll Taxes thereon) shall be for the sole benefit of the Sellers and shall be allocated to (and deemed to have been incurred in) the applicable Pre-Closing Tax Periods ending on the Closing Date, to the extent permitted by applicable Law.

(i)            Post-Closing Actions. Following the Closing, Buyer and the Company covenant that without obtaining the prior written consent of the Sellers’ Representative, to the extent permitted by applicable Law, it will not, and will not cause or permit the Company or its respective Affiliates, to (A) surrender a Tax refund for a Pre-Closing Tax Period or, with respect to Taxes arising in a Pre-Closing Tax Period, elect to carry forward or credit a Tax refund to a Tax period (or portion thereof) beginning after the Closing Date, (B) take any action on the Closing Date but after the Closing other than in the ordinary course of business, that the Buyer could reasonably expect to give rise to a Tax liability of the Sellers, (C) file, or make a Tax election in respect of, or extend the statute of limitations in respect of, or otherwise take any action in respect of, a Pre-Closing Tax Period in which the Buyers could reasonably expect to result in a Tax liability of the Sellers, or (D) make or change any material Tax election, file a voluntary disclosure (or cause the Company to enter into a similar type of program), file any Tax Returns for the Company in a jurisdiction where the Company has not historically filed Tax Returns, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case of the actions described in this clause (D), if such action would result in the incurrence of a Tax liability by the Sellers. After the Closing Date, Buyer and the Company covenant that without obtaining the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), they and it will not, and will not cause or permit the Company, to, agree to the waiver or any extension of the statute of limitations that would reasonably be likely to result in any Tax liability to Sellers.

Article VII

Indemnification

Section 7.1            Survival of Representations, Warranties and Covenants.

(a)            All representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder until the date that is fifteen (15) months following the Closing Date (such date, the “Expiration Date”), other than the representations and warranties contained in (i) Sections 3.1, 3.2, 3.5, 3.6, 3.19 and 3.24 which shall survive the Closing until the three (3) year anniversary of the Closing, (ii)  Section 3.17, which shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations (collectively, the representations and warranties set forth in the Sections of this Agreement referred to in this clause (ii) and the immediately preceding clause (i), the “Seller Specified Representations”), (iii) Sections 5.1 and 5.2, which shall survive the Closing until the three (3) year anniversary of the Closing, and (iv) Section 5.5, which shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations (collectively, the representations and warranties set forth in the Sections of this Agreement referred to in this clause (iv) and the immediately preceding clauses (iii), the “Buyer Specified Representations”).

(b)            Any covenant or other agreement contained in this Agreement the performance of which is specified to occur at or prior to the Closing shall survive the Closing until the Expiration Date, and all covenants and other agreements that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, and in each case suit may be brought in respect of any breach of any covenant or other agreement contained in this Agreement until fully performed in accordance with their terms. The indemnification obligations set forth in Sections 7.2(c), 7.2(d), and 7.2(e) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations for such matters.

(c)            No Indemnified Party shall have any right to indemnification pursuant to this Agreement with respect to any matter as to which written notice satisfying the requirements of Section 7.7 shall not have been provided by the Indemnified Party to the Indemnifying Party on or prior to the date the applicable representation, warranty, covenant or agreement expires under this Section 7.1. Any matter as to which a claim has been asserted by written notice satisfying the requirements of Section 7.7 that is pending or unresolved at the end of the survival period (if any) under this Section 7.1 that is applicable to the representation, warranty, covenant or agreement relating to such claim, shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive solely with respect to such circumstances) or the expiration date or dates (if any) described in this Section 7.1 until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by a court of competent jurisdiction or otherwise and any amounts payable hereunder are finally determined and paid.

Section 7.2           Indemnification Obligations of the Sellers. Subject to the other provisions of this Article VII, from and after the Closing, the Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer and its Affiliates (including, after the Closing Date, the Company) and their respective directors, officers, employees, stockholders, equityholders, agents, attorneys, representatives, successors and permitted assigns (in all cases other than the Sellers) (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Losses that any of them suffer, incur, pay or sustain, in each case that arise out of, are attributable to, are caused by or result from: (a) any inaccuracy in or breach of any representation or warranty made by the Sellers in this Agreement; (b) any breach or nonperformance of any of the covenants or other agreements made and to be performed by the Sellers that are set forth in this Agreement; (c) any Pre-Closing Taxes; (d) any Indebtedness of the Company as of the Closing Date that is in excess of the amount thereof that was included for purposes of determining the amount payable to the Sellers pursuant to the terms hereof (for clarity, giving effect to any adjustments made pursuant to Section 2.6 hereof); or (e) any claims by any Person to the effect that such Person is entitled to any interest or security or any payment in connection with the transactions contemplated hereby other than as specifically provided for in this Agreement; provided, however, that with respect to clauses (a) and (b) immediately above as such clauses relate to the representations and warranties set forth in Article IV hereof or the covenants set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 hereof, notwithstanding the joint and several language above, only a Seller that has breached any such representation, warranty, covenant agreement shall have indemnification obligations hereunder with respect to such Seller’s breach (and the other Seller shall have no obligation or liability in respect thereof).

Section 7.3            Obligations of the Buyer. Subject to the other provisions of this Article VII, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Sellers and their respective Affiliates and their respective directors, officers, employees, stockholders, equityholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses that it suffers, incurs, pays or sustains, in each case that that arise out of, are attributable to, are caused by or result from: (a) any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement; or (b) any breach or nonperformance of any of the covenants or other agreements made and to be performed by the Buyer that are set forth in this Agreement.

Section 7.4            Satisfaction of Indemnification Obligations of the Seller.

(a)            In order to satisfy the indemnification obligations of the Sellers pursuant to this Article VII, each Buyer Indemnified Party shall, subject to the terms set forth in this Agreement (including Section 7.6(a)), have the right to recover and be paid any Losses determined to be payable to any Buyer Indemnified Party in respect of any such indemnification obligation (whether by agreement of the Sellers’ Representative and the Buyer Indemnified Party or pursuant to a final non-appealable judgment of a court of competent jurisdiction) from one or more of the following sources, as applicable: (i) the Buyer Indemnified Parties shall first seek recovery by offsetting amounts owing pursuant to the Promissory Note to the extent amounts remain outstanding thereunder; (ii) if the Promissory Note has been repaid or if the amount of pending indemnification claims hereunder shall exceed the amount then outstanding under the Promissory Note, the Buyer Indemnified Parties shall then seek recovery by making a claim against the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement; and (iii) if (A) the Promissory Note has been repaid or if the amount of pending indemnification claims hereunder shall exceed the amount then outstanding under the Promissory Note, and (B) the Indemnity Escrow Amount has been reduced to zero or if the amount of pending indemnification claims hereunder shall exceed the Indemnity Escrow Amount then on deposit in the Indemnity Escrow Fund, the Buyer Indemnified Parties may then seek recovery directly against any Seller, including by offsetting against amounts otherwise payable (or that may become payable) by the Buyer or its Affiliates to any Seller or any Affiliate thereof (other than amounts due or to become due to a Seller pursuant to an employment agreement or relationship, if applicable), including any amounts that may become payable to any Seller pursuant to Section 2.4.

Section 7.5            Minimum Losses.

(a)            Except in the case of (i) any inaccuracy or breach of any Seller Specified Representation, or (ii) Fraud, for which (in the case of the immediately preceding clauses (i)-(ii)) Losses therefrom shall not be subject to the limitations in this Section 7.5(a), no Buyer Indemnified Party shall have any right to indemnification under Section 7.2(a) until the aggregate amount of Losses suffered, incurred, paid or sustained by all the Buyer Indemnified Parties under Section 7.2(a) exceeds $64,000 (the “Basket”), but once the Basket is exceeded, the Buyer Indemnified Parties shall be entitled to recover, and (subject to the terms and conditions set forth in this Article VII) the Sellers shall pay, the entire amount of such Losses from the first dollar thereof.

(b)            Except in the case of (i) any inaccuracy or breach of any Buyer Specified Representation, or (ii) Fraud, for which (in the case of the immediately preceding clauses (i)-(ii)) Losses therefrom shall not be subject to the limitations in this Section 7.5(b), the Seller Indemnified Party shall not have any right to indemnification under Section 7.3(a) until the aggregate amount of Losses suffered, incurred, paid or sustained by the Seller Indemnified Parties under Section 7.3(a) exceeds the Basket, whereupon the Seller Indemnified Party shall be entitled to recover, and (subject to the terms and conditions set forth in this Article VII) the Buyer shall pay, the entire amount of such Losses from the first dollar thereof.

Section 7.6            Maximum Indemnification.

(a)            Except in the case of (i) any inaccuracy or breach of any Seller Specified Representation, or (ii) Fraud, for which (in the case of the immediately preceding clauses (i)-(ii)) Losses therefrom shall not be subject to the limitations provided for in this Section 7.6(a), in no event shall the Sellers be obligated to provide indemnification (from any and all sources contemplated hereby) pursuant to Section 7.2(a) in an amount in excess of $1,120,000, plus seventeen and one-half percent (17.5%) percent of the Earn Out Payment actually received (or that would have been received but for being offset pursuant to the terms of this Agreement) by the Sellers (the “Cap”). Notwithstanding any provision hereof to the contrary, the aggregate amount of Losses for which the Sellers may be obligated to provide indemnification pursuant to Section 7.2(a)-(e) shall, except in the case of Fraud by the Sellers, not exceed the purchase price actually received by the Sellers, provided, however, that, subject to the other limitations set forth in this Article VII, in no event shall any Seller be obligated to provide indemnification (from any and all sources contemplated hereby) in excess of the purchase price actually received by such Seller, except in the case of Fraud by such Seller.

(b)            Except in the case of (i) any inaccuracy or breach of any Buyer Specified Representation, or (ii) Fraud, for which (in the case of the immediately preceding clauses (i)-(ii)) Losses therefrom shall not be subject to the limitation set forth in this Section 7.6(b), in no event shall the Buyer be obligated to provide indemnification pursuant to Section 7.3(a) exceeding, with respect to any and all claims for indemnification made pursuant to Section 7.3(a), an aggregate amount equal to the Cap.

Section 7.7            Notice; Procedure for Third-Party Claims.

(a)            Notice. Any Person entitled to indemnification under this Article VII (an “Indemnified Party”) may seek indemnification for any Loss by giving written notice (an “Indemnity Claim Notice”) to the Sellers’ Representative (if any Seller is the indemnifying party) or to the Buyer (if the Buyer is the indemnifying party) (the Sellers or the Buyer, as the case may be, the “Indemnifying Party”, provided that where the Indemnifying Party is the Sellers, any required notifications thereof or decisions to be made thereby shall be provided or made, as applicable, solely by the Sellers’ Representative on behalf of the Sellers except if the indemnification claim is of the nature referred to in the proviso to Section 7.2 hereof, in which case the Indemnifying Party shall be the applicable Seller and such Seller shall receive all notifications and make all decisions on its own behalf), specifying in reasonable detail (i) the facts constituting the basis for such allegation, (ii) if known, the aggregate amount of the Losses for which a claim is being made hereunder or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate of the aggregate potential amount of such Losses if such Losses are able to be estimated, and (iii) a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnified Party shall provide an Indemnity Claim Notice to the Indemnifying Party as soon as practicable after the Indemnified Party first becomes aware of such matters giving rise to the claim for indemnification or, in the case of a Third-Party Claim, as soon as reasonably practicable after the Indemnified Party receives written notice of the Third-Party Claim; provided, however, that the Indemnified Party shall not be limited in seeking indemnification pursuant to this Article VII by any failure to provide such Indemnity Claim Notice to the applicable Indemnifying Party except to the extent (and only to the extent) that (A) such failure results in a lack of actual notice to the Indemnifying Party, and (B) such Indemnifying Party has been actually prejudiced as a result of such failure. In the case of a claim not involving a Third-Party Claim, if the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days following its receipt of the Indemnity Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. With respect to a Third-Party Claim (and without limitation of any other method of notification), the delivery of the Indemnity Claim Notice pursuant to this Section 7.7 shall be satisfied by promptly transmitting the statement of claim, complaint, regulatory correspondence or other document triggering the indemnification claim to the Indemnifying Party along with a cover letter stating why the Indemnified Party believes the claim is subject to indemnification.

(b)            Third-Party Claims.

(i)            If any claim or demand by an Indemnified Party under this Article VII relates to a Third-Party Claim, subject to this Section 7.7, the Indemnifying Party may elect at any time and by written notice to the Indemnified Party to defend against such Third-Party Claim, in each case at its sole cost and expense and with its own counsel; provided, however, that (A) the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if (1) in the reasonable judgement of the Indemnified Party, the Indemnifying Party does not have sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result or if the amount sought in the claim exceeds $1,000,000, (2) the Third Party Claim involves a Governmental Entity or a material customer, supplier or vendor of the Buyer or any Subsidiary thereof, (3) the Third Party Claim relates to or arises in connection with any criminal Proceeding or threat thereof, or (4) the Third Party Claim seeks equitable relief or any other non-monetary remedy against the Indemnified Party or any Affiliate thereof, and (B) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of such Third-Party Claim, the Indemnifying Party shall not be liable for any legal expenses incurred by the Indemnified Party or any Affiliate thereof in respect of such claim after it delivers to the Indemnified Party a written notice of the Indemnifying Party’s election to assume such defense; provided, however, that (A) if the Indemnified Party have been advised by outside counsel (1) that there may be a conflict between the positions of the Indemnifying Party and of the Indemnified Party in defending such claim or (2) that there may be legal defenses or counterclaims available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, such that it would be inappropriate in the reasonable judgment of counsel for the same counsel to represent both the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, then one separate counsel for the Indemnified Party shall be entitled to participate in (but not conduct or control) the defense of such claim, and the Indemnifying Party shall be liable for any reasonable legal expenses incurred by the Indemnified Party and its Affiliates in connection with the participation in such defense, subject to the limitations (if applicable) set forth in this Article VII, and (B) the Indemnified Party may participate in (but not conduct or control) such defense of a Third-Party Claim at such Indemnified Party’s sole cost and expense (including the costs and expenses of counsel). The party in charge of the defense shall keep the other party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(ii)            Upon the assumption of the defense of a Third-Party Claim, the Indemnifying Party agrees that it shall not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof in respect of which indemnification has been or may be sought hereunder.

(c)            If, within thirty (30) days of receipt from an Indemnified Party of any Indemnity Claim Notice with respect to a Third-Party Claim, the Indemnifying Party fails to provide written notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim or, at any time, (i) the Indemnifying Party advises such Indemnified Party in writing that such Indemnifying Party will not elect to assume such defense, or (ii) the Indemnifying Party fails to pursue such defense with reasonable diligence, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim (or, if the Indemnified Party is the Buyer and the Third Party Claim is made against the Company, then Buyer may cause the Company to defend, settle or otherwise compromise or pay such action or claim). For the avoidance of doubt and not in limitation of any other provision of this Article VII, unless and until the Indemnifying Party makes an election in accordance with this Section 7.7 to defend any Third Party Claim, all of the Indemnified Party’s reasonable costs and expenses arising out of the defense or consideration of any such Third-Party Claim shall be Losses subject to indemnification hereunder to the extent provided (and subject to the limitations set forth) herein. The parties shall render to each other such assistance as may reasonably be requested and that is reasonably related to the Third-Party Claim, including, without limitation, making available all witnesses, pertinent records, materials and information in the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party; provided that such assistance shall not unreasonably interfere with the business of the non-requesting party. The party in charge of the defense shall, upon request of the other party, apprise the other party of the status of the defense or any settlement negotiations with respect to such Third-Party Claim.

Section 7.8            Exclusive Remedy, Miscellaneous Indemnification Matters.

(a)            Following the Closing, this Article VII shall provide the sole and exclusive remedy for any and all claims under this Agreement, except (i) in the case of Fraud, (ii) the remedies of specific performance, injunctive relief and other non-monetary equitable remedies, and (iii) for the purchase price adjustment provisions set forth in Section 2.6 of this Agreement. For the avoidance of doubt, any and all rights and remedies set forth in any other Transaction Document in the event of any breach of the terms set forth therein shall not be limited by the terms set forth in the immediately preceding sentence and shall continue in full force and effect following the Closing.

(b)            The provisions of this Article VII are intended for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Article VII, and they are express third party beneficiaries thereof.

(c)            In calculating any amount due hereunder in respect of Losses, Losses shall be reduced by any amounts actually recovered (at the time the indemnification payment hereunder becomes due and payable) by the Indemnified Party under third party insurance policies or third party indemnification or contribution obligations or other rights of recovery with respect to such Losses, net of any deductible or any other reasonable expense incurred by the Indemnified Party in obtaining such recovery, other than any such recovery under any self insurance.

(d)            The right to indemnification and all other remedies based upon any representation, warranty, covenant or agreement contained in this Agreement shall not be limited, diminished or otherwise affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the Closing and regardless of the source of such knowledge, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

(e)            The parties hereto agree that the party seeking indemnification for Losses indemnifiable pursuant to Article VII will use commercially reasonable efforts as required under applicable Laws of the State of Delaware to mitigate such Losses.

(f)            If the Indemnified Party has received an indemnification payment required by this Agreement from the Indemnifying Party in respect of any Losses and later recovers any such amounts in respect of such Losses from any third party that is not an Affiliate of such Indemnified Party, then the Indemnified Party shall hold in trust for the benefit of the Indemnifying Party and shall, as promptly as practicable after receipt thereof, pay to the Indemnifying Party, a sum equal to the amount of such amounts recovered less the amount of fees, costs or expenses incurred in connection with effecting such recovery, up to the aggregate amount of any payments received pursuant to this Agreement in respect of such Losses.

(g)            No Indemnifying Party or any Affiliate thereof or other Person that shall make or be required to make an indemnification payment on behalf of any Indemnifying Party shall be entitled to any contribution or other recovery from the Company, and any such right that may otherwise exist at Law or otherwise is hereby fully and unconditionally waived.

(h)            For purposes of this Agreement, the determination as to whether there is any inaccuracy in or breach of any representation or warranty made by any party in this Agreement and the amount of any Losses incurred by any Indemnified Party as a result of any such inaccuracy or breach shall, in each case, be made without regard to any qualification or exception contained therein relating to materiality, immateriality, Material Adverse Effect or any similar qualification.

(i)            The Buyer Indemnified Parties’ right to indemnification pursuant to Section 7.2(d) on account of any Pre-Closing Taxes or in respect of a breach of the representations and warranties set forth in Section 3.17 hereof shall not apply to the extent that such Pre-Closing Taxes or the Losses arising as a result of a breach of the representations and warranties set forth in Section 3.17 were included in Indebtedness for purposes of the determination of the amounts paid to the Sellers hereunder (for clarity, giving effect to any adjustments made pursuant to Section 2.6 hereof).

(j)            All payments made with respect to the rights of indemnity under this Article VII shall be treated as adjustments to the Aggregate Purchase Price, except as otherwise required by applicable Law.

Section 7.9            Escrow Release. On the Expiration Date, the Buyer and the Sellers’ Representative shall instruct the Escrow Agent to, pursuant to the Escrow Agreement, release to the Sellers an amount equal to the difference between (a) the then remaining balance of the Indemnity Escrow Fund, minus (b) the amount of all Losses for which a Buyer Indemnified Party has timely made a claim for indemnification and which claim has not then been finally determined in accordance with this Article VII, with each Seller to receive its Pro Rata Share thereof (as adjusted as to any Seller in respect of any indemnification claim made against such Seller, but not the other Seller in accordance with the terms set forth herein). In the event any portion of the Indemnity Escrow Fund is not released to the Sellers on the Expiration Date as a result of the reduction in respect of the foregoing clause (b), following the final determination of any of such outstanding claims and, as applicable, payment in respect thereof in accordance with and subject to the terms and conditions of this Article VII, the Buyer and the Sellers’ Representative shall direct the Escrow Agent to release to the Sellers an amount as determined pursuant to the first sentence of this Section 7.9, after giving effect to the resolution and, as applicable, payment of such claim, with each Seller to receive its Pro Rata Share thereof.

Article VIII

Miscellaneous

Section 8.1            Assignment; Binding Effect. This Agreement and the rights and obligations hereunder are not assignable (whether by operation of Law or otherwise) unless such assignment is consented to in writing by (a) in the case of an assignment by any Seller or the Company, the Buyer, and (b) in the case of an assignment by the Buyer, the Sellers’ Representative and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that (i) this Agreement and any rights and obligations of the Buyer hereunder may be assigned to any Affiliate thereof, whereupon the Buyer shall be released from, and the Affiliate assignee shall assume, all obligations of the Buyer hereunder, it being understood and agreed that, from and after the effective date of any such assignment, unless the context otherwise requires, any and all references herein to the “Buyer” shall be to the Affiliate thereof that is the assignee in respect of any such assignment, (ii) any rights of the Buyer or any assignee thereof hereunder may be assigned to any lender in connection with any financing provided by such lender to the Buyer, such assignee or any of their respective Affiliates, and (iii) following the Closing, Buyer may assign this Agreement to any Person.

Section 8.2            Choice of Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

Section 8.3            Consent to Jurisdiction; Waiver of Jury Trial. All judicial actions brought against the parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought exclusively in any state or federal court of competent jurisdiction in the State of Delaware. By executing and delivering this Agreement, the parties irrevocably: (a) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (b) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action brought in any such court has been brought in an inconvenient forum; (c) agree that service of all process in any such action in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 8.4; and (d) agree that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such action in any such court, and otherwise constitutes effective and binding service in every respect. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party to this Agreement certifies and acknowledges that (i) no representative or agent of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any proceeding, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.3.

Section 8.4            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand (with written confirmation of receipt), (b) one (1) Business Day following the day sent by a nationally recognized overnight courier service, (c) five (5) Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) on the day of transmission (such day of transmission being determined by reference to the time zone of the recipient based on the notice address below) if sent via electronic mail to the electronic mail address given below, and confirmation of receipt is obtained by the Person sending such notice, demand or other communication promptly after completion of the transmission or the sender of such notice, demand or other communication does not receive a notification that such notice, demand or other communication was not received or “bounced back”. Notices, demands and communications to the Sellers, the Company and the Buyer will, unless another address or facsimile number is specified in writing in accordance with the terms set forth herein, be sent to the address or electronic mail address indicated below:

If to the Sellers, to:

Scott Trachtenberg

6400 Boynton Beach Blvd., 742721

Boynton Beach, FL 33474

Email Address: ScottTrach@yahoo.com

Barry Schwartz

21218 Saint Andrews Blvd, Unit 516

Boca Raton, FL 33433

Email Address:barry@bpschwartz.com

with copies to (which shall not constitute notice):

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Attention: Louis M. Rappaport and Benjamin Brownstein

E-Mail Address: Louis.Rappaport@Blankrome.com and Benjamin.Brownstein@Blankrome.com

If to the Buyer or (following the Closing Date) the Company, to:

5210 East Williams Circle Suite 750

Tucson, AZ 85711

E-Mail Address: dmoradi@audioeye.com

with copies to (which shall not constitute notice):

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Ave

New York, New York 10019

Attn:     Russell Leaf

                Hugh McLaughlin

E-Mail Address: rleaf@willkie.com; hmclaughlin@willkie.com

Section 8.5            Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.6            Entire Agreement. This Agreement and the other Transaction Documents (including the Exhibits and Schedules hereto and thereto, including the Disclosure Schedule) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter. For the avoidance of doubt, the Confidentiality Agreement shall terminate upon the Closing.

Section 8.7            Interpretation.

(a)            When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated.

(b)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)            When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d)            Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(e)            Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(f)            References in this Agreement to “dollars” or “$” are to U.S. dollars.

(g)            This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 8.8            Disclosure Schedule. Any matter disclosed in any Section of the Disclosure Schedule shall be deemed to be disclosed under other Sections of the Disclosure Schedule set forth herein only to the extent that it is reasonably apparent that such disclosure is applicable to such other Sections of the Disclosure Schedule. The inclusion of any information in any Section of the Disclosure Schedule shall not be deemed to be an admission or acknowledgment or otherwise imply that such information is required to be listed in any Section of the Disclosure Schedule or that any such matter rises to a Material Adverse Effect or is material to or outside the ordinary course of business of the Company. All references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement. Where the representations and warranties in this Agreement contain specific dollar threshold items, disclosures listed in responses thereto may include items that are below such dollar threshold and no disclosure of any matter contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to reflect in the Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be constructed as implying that any such item is “material” for any purpose.

Section 8.9            Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered, in the case of an amendment, by all of the parties hereto, and in the case of waiver, by the party or parties waiving rights hereunder. Except as otherwise expressly provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.10          Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile or portable document format (.pdf) signatures shall be deemed originals.

Section 8.11          Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder, except that Indemnified Parties shall be entitled to the rights and benefits under Article VII.

Section 8.12          Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity, without the proof of irreparable damages or the posting of a bond or any other security, all of which are hereby expressly waived.

Section 8.13          Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.14          Independence of Representations and Warranties. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 8.15          No Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement, the other Transaction Documents or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith and may only be brought against Persons that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. Subject to the immediately preceding sentence, no former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, Affiliates, general or limited partners, successors or assignees (or any former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, Affiliates, general or limited partners, successors or assignees of any of the foregoing) (each, with respect to any Person, a “Related Party”) of any Seller, Buyer or any Related Party of any of the foregoing (other than to the extent a party hereto or to any other Transaction Document or to any agreement contemplated by this Agreement or such other Transaction Document) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Sellers or Buyer under this Agreement or any other Transaction Document of or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby, in each case, whether based on contract, tort, strict liability or otherwise, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of any party or other Person or otherwise.

Section 8.16          Waiver of Conflicts; Attorney-Client Communications.

(a)            Recognizing that Blank Rome LLP has acted as legal counsel to the Sellers and the Company, and that the Sellers intend to continue to engage Blank Rome LLP to act as legal counsel to the Sellers, the Buyer Parties consents to, waives, and will not assert, and agrees to cause the Company to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with (i) Blank Rome LLP representing any Seller or all of the Sellers prior to or after the Closing in connection with this Agreement or the transactions contemplated hereby and (ii) the communication by Blank Rome LLP to such persons, in such representation in connection with this Agreement or the transactions contemplated hereby, of any fact known to Blank Rome LLP, including attorney-client communications, including with respect to clauses (i) and (ii) in connection with any negotiation, arbitration, mediation, litigation or other Action in any way related to a dispute with Buyer or the Company following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b)            The Buyer, for itself and its Affiliates (including the Company following the Closing), irrevocably acknowledges and agrees as follows: (i) all communications (and all records of such communications) of any Seller or all of the Sellers, the Company (prior to Closing), any officer, director, employee, or agent of the Company, and their respective Affiliates, any of the Company’s brokers, financial advisors, attorneys, accountants and other advisors, including Blank Rome LLP and their respective partners and employees, and all work product of Blank Rome LLP with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement or any other Transaction Document or any acquisition proposal (individually and collectively “Attorney-Client Communications”) that are subject to the attorney-client privilege or attorney work-product doctrine, as applicable, shall be deemed to be confidential and proprietary information solely of the Sellers; (ii) such privilege or doctrine shall be held solely by the Sellers, and may be waived only by the Sellers’ Representative, and not by Buyer, its Affiliates (including the Company following the Closing) or their respective successors or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Company Group of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Company to the Sellers immediately prior to Closing, may be removed by the Sellers from the Company’s possession, and the Company and Buyer, its Affiliates and their respective successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Blank Rome LLP shall not have any duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Company, Buyer or its Affiliates, or their respective successors and assigns by reason of any attorney-client relationship between Blank Rome LLP and the Company, Buyer or its Affiliates, or their respective successors and assigns, or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any member of the Company, on the one hand, and a third party other than a party to this Agreement (or an Affiliate thereof), on the other hand, after the Closing, the members of the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Blank Rome LLP to such third party; provided, however, that no member of the Company may waive such privilege without the prior written consent of the Sellers’ Representative.

(c)            The Buyer acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 8.16. This Section 8.16 is for the benefit of the Sellers. This Section 8.16 is irrevocable, and no term of this Section 8.16 may be amended, waived or modified, without the prior written consent of the Sellers’ Representative.

Section 8.17          Representative; Power of Attorney.

(a)            By virtue of the execution of this Agreement, each Seller hereby initially appoints, as of the date of this Agreement, the Sellers’ Representative, as his, her or its true and lawful agent and attorney-in-fact to enter into any related agreement and any transactions contemplated by this Agreement and the other Transaction Documents, and to (i) give and receive notices and communications to or from Buyer (on behalf of itself or any other Indemnified Party) relating to this Agreement or any of the transactions contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by a particular Seller), (ii) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, including any indemnification claims pursuant to Article VII hereof, (iii) assert or make any claim for indemnification or in respect of the earnout obligations set forth in Section 2.4 of the Disclosure Schedules hereof, and negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any claim related thereto, (iv) amend this Agreement, any other Transaction Document or any other agreement referred to herein or contemplated hereby and (v) take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, in each case, without having to seek or obtain the consent of any Person under any circumstance.

(b)            Buyer shall be entitled to rely exclusively upon the communications of the Sellers’ Representative relating to the foregoing as the communications of the Sellers. Buyer (i) need not be concerned with the authority of the Sellers’ Representative to act on behalf of all of the Sellers, and (ii) shall not be held liable or accountable in any manner for any act or omission of the Sellers’ Representative in such capacity.

(c)            Upon the Closing, Buyer shall wire to the Sellers’ Representative $50,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Sellers’ Representative in a segregated client account and shall be used for the purposes of paying directly or reimbursing the Sellers’ Representative for any expenses of the Sellers’ Representative incurred pursuant to this Agreement, including reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative (the “Expense Fund”). The Sellers’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Sellers will not receive any interest on the Expense Fund and assign to the Sellers’ Representative any such interest. As soon as reasonably determined by the Sellers’ Representative that the Expense Fund is no longer required to be withheld, the Sellers’ Representative shall distribute the remaining Expense Fund (if any) to the Sellers with each Seller being paid its Pro Rata Share thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be executed the day and year first above written.

AUDIOEYE, INC.

By:	/s/ David Moradi
Name: David Moradi
Title: Chief Executive Officer

ADA SITE COMPLIANCE, LLC

By:	/s/ Scott Trachtenberg
Name: Scott Trachtenberg
Title: Chief Executive Officer

/s/ Scott Trachtenberg
SCOTT TRACHTENBERG, as Seller

/s/ BARRY SCHWARTZ
BARRY SCHWARTZ, as Seller

/s/ Scott Trachtenberg
SCOTT TRACHTENBERG, as Sellers’
Representative